Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-143510

SUBJECT TO COMPLETION, DATED JUNE 5, 2007

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated June 5, 2007)

$750,000,000

$                            % Notes due 2012

$                            % Notes due 2017

        The    % Notes due 2012 (referred to in this prospectus supplement as the 2012 notes) will bear interest at the rate of             % per year. Interest on the 2012 notes is payable on June     and December     of each year, beginning on December     , 2007. The 2012 notes will mature on June     , 2012.

        The    % Notes due 2017 (referred to in this prospectus supplement as the 2017 notes and, together with the 2012 notes, as the notes) will bear interest at the rate of             % per year. Interest on the 2017 notes is payable on June     and December     of each year, beginning on December     , 2007. The 2017 notes will mature on June                         , 2017.

        The notes of each series will be unsecured and unsubordinated obligations of our company and will rank equal in right of payment with each other and with all our other unsubordinated indebtedness.

        Investing in either series of notes involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2012 Note		Per 2017 Note		Total
Public Offering Price		%		%	$
Underwriting Discount		%		%	$
Proceeds to Janus (before expenses)%				%	$

        Interest on each series of notes will accrue from June     , 2007 to date of delivery.

        The underwriters expect to deliver the notes of each series to purchasers on or about June     , 2007, only in book-entry form through the facilities of The Depository Trust Company, Clearstream and Euroclear.

Joint Book-Running Managers

Citi	Merrill Lynch & Co.

Co-Managers

Banc of America Securities LLC	JPMorgan	UBS Investment Bank

                        , 2007

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Prospectus Supplement
About This Prospectus Supplement
Where You Can Find More Information
Prospectus Supplement Summary
The Offering
Risk Factors
Forward Looking Information
Use of Proceeds
Capitalization
Ratio of Earnings to Fixed Charges
Description of the Notes
Certain ERISA Considerations
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders
Underwriting
Legal Matters
Experts
Lipper Rankings as of March 31, 2007
Morningstar Ratings™ as of March 31, 2007
INTECH Standardized Performance as of March 31, 2007
Fund Performance as of March 31, 2007
Prospectus
About This Prospectus
Risk Factors
Where You Can Find More Information
Forward-Looking Information
Use of Proceeds
Ratio of Earning to Fixed Charges
Description of Debt Securities
Description of Capital Stock
Plan of Distribution
Legal Matters
Experts

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part, the prospectus supplement, describes the specific terms of the notes we are offering and certain other matters relating to Janus Capital Group Inc. (formerly known as Stilwell Financial Inc.). The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes of either series in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements, and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or through the Investor Relations section of our website (http://ir.janus.com). Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus or those filings.

        This prospectus supplement and the accompanying prospectus are part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed (but not information that is furnished) with the SEC subsequent to this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information. The following documents have been filed by us with the SEC (File No. 001-15253) and are incorporated by reference into this prospectus supplement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

  •
  Current Reports on Form 8-K, dated January 25, 2007 (other than Item 2.02, which was furnished and is not incorporated by reference), February 5, 2007, March 14, 2007, May 4, 2007, May 24, 2007 and June 4, 2007; and

  •
  Definitive Proxy Statement on Schedule 14A filed on March 26, 2007.

        We incorporate by reference the documents listed above and any future filings made pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, with the exception of documents that are furnished and deemed not to be filed.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206, (303) 691-3905, Attention: Investor Relations.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms "Janus," "we," "our" and "us" refer to Janus Capital Group Inc. and its subsidiaries, unless otherwise specified.

Janus Capital Group Inc.

  General

        Founded in 1969, we are one of the world's leading investment managers with $176.2 billion in client assets under management as of March 31, 2007. We derive substantially all of our revenue and net income from our Investment Management segment, which provides investment management, advisory and administrative services to mutual funds, separate accounts, intermediary and institutional clients in both domestic and international markets. The Investment Management segment provides such services through our primary subsidiaries, Janus Capital Management LLC (a wholly-owned subsidiary; referred to in this prospectus supplement as JCM) and Enhanced Investment Technologies, LLC (approximately 86.5 percent owned; referred to in this prospectus supplement as INTECH). We also own a printing and fulfillment business (a wholly-owned subsidiary; referred to in this prospectus supplement as the Printing and Fulfillment segment), which does not contribute significantly to our revenue or net income. We are headquartered in Denver, Colorado and also lease office space from non-affiliated companies in New York, Princeton (New Jersey), Palm Beach Gardens (Florida), London and Hong Kong, along with several small executive offices in various locations throughout the world.

        Our core competency is research-driven investing. Our strategy revolves around delivering consistent, strong investment performance and partnering with our clients to help meet their needs. We believe our research-driven investment strategies can be leveraged to develop innovative solutions to meet the changing demands of clients, whether they are individuals, advisors or institutions. With an established investment process and track record, strong brand recognition, diversified product set and distribution depth, we believe our business model is competitive and well positioned for growth.

  •
  Janus Capital Management LLC

        JCM offers growth, core and global/international equity products, as well as balanced, specialty fixed-income, asset allocation, alternative and money market products. JCM's investment management contracts include the Janus Investment Fund (JIF), our primary fund family, the Janus Adviser Series (JAD), the Janus Aspen Series (JAS), the Janus Capital Funds Plc (JCF), and subadvised and private accounts.

        We consider JCM to be a leader in growth equity investing, beginning with the launch of the Janus Fund more than 35 years ago. JCM's investment teams are led by co-chief investment officers, who are charged with driving investment performance across all disciplines and subsidiaries while maintaining a structured investment approach. JCM's investment teams seek to identify strong businesses with sustainable competitive advantages and improving returns on capital that sell at a discount to what the teams believe they are worth. We believe that JCM's depth of research, its willingness to make concentrated investments when we believe we have a research edge, and its commitment to delivering strong, consistent results for our investors are what differentiate us from our competitors.

        For the one-, three-, and five-year periods ended March 31, 2007, approximately 74 percent, 73 percent, and 76 percent, respectively, of the JIF funds were ranked in the top two Lipper Analytics quartiles based upon total returns. In addition, as of March 31, 2007, 59 percent of all long-term JIF

Funds received overall 4 and 5 star Morningstar ratings, well above the industry-wide average of 32.5 percent. Please see the March 31, 2007 detailed performance tables beginning on page S-39 of this prospectus supplement.

  •
  INTECH

        INTECH's investment process is based on a mathematical theorem that attempts to capitalize on the volatility in stock price movements. The goal is to achieve long-term returns that outperform the benchmark index, while controlling risks and trading costs. INTECH currently manages institutional and private accounts and subadvises certain of our mutual funds. INTECH has managed institutional portfolios since 1987—establishing one of the industry's longest continuous records of mathematically driven equity investing strategies. Risk-managed assets at INTECH have grown from approximately $6.0 billion in March 2002 to $66.3 billion at March 31, 2007, at an implied compound annual growth rate (CAGR) of 62 percent.

        INTECH continues to represent one of our most attractive growth opportunities due to its 19-year track record. All of INTECH's investment strategies (with relative performance rankings) are ranked in the top two quartiles of their corresponding Plan Sponsor Network universe for alpha and information ratio, an industry measurement of risk and reward, from inception through March 31, 2007. Additionally, as of March 31, 2007, all nine of these strategies have outperformed their respective benchmarks, net of fees, since inception. Risk-managed products have primarily been sold through our institutional channel, which generally has lower management fees than products sold through our intermediary or retail channels. On March 30, 2007, we increased our ownership of INTECH to approximately 86.5 percent with the purchase of an additional 4 percent ownership interest for $81.0 million in cash. In 2007, we continue to leverage the success of INTECH's risk-managed process with the launch of several new products in different strategies, including global, international and alternative products.

  Distribution Channels

        Our sales organization capabilities are segmented into four distinct distribution channels: retail, domestic intermediary, international and institutional. During 2005 and 2006, we invested in the expansion of the intermediary and institutional channels by significantly increasing sales, client service and marketing personnel. In 2007, we continue to build-out our distribution capabilities in the domestic intermediary and international channels.

  •
  Retail Channel

        The retail channel services individual investors who access Janus directly or through supermarket platforms. These investors are served through our primary fund family, JIF. The retail channel is focused on stabilizing flows by improving investor retention and increasing purchase rates among existing investors. At March 31, 2007, assets in the retail channel totaled $51.1 billion, or 29 percent of total assets under management.

  •
  Domestic Intermediary Channel

        The domestic intermediary channel services financial intermediaries and retirement plans for the advice-driven market, which includes asset managers, banks/trusts, broker-dealers, independent planners, third-party administrators, insurance companies and sub-advisory partners. The domestic intermediary channel offers a full suite of sales and services to our partner firms and establishes relationships that are platform and product diverse. We are targeting product platforms that tend to have high asset retention rates in order to enhance long-term returns and margin. At March 31, 2007, assets in the domestic intermediary channel totaled $46.5 billion, or 26 percent of total assets under management.

  •
  International Channel

        The international channel services all products sold outside the United States. International products are offered through JCF, separate accounts and subadvisory relationships. The international channel focuses on increased penetration of market-leading institutions and intermediaries in select countries by matching regional sales teams who have a deep understanding of each region with each client's unique requirements. Assets in the international channel totaled $12.3 billion, or 7 percent of total assets under management at March 31, 2007.

  •
  Institutional Channel

        The institutional channel services endowments, foundations, municipalities, corporations and Taft-Hartley clients. The institutional channel will continue to target Pension & Investments top 600 plans through distribution efforts with consulting relationships and on a direct basis. The current asset base in this channel is weighted heavily toward INTECH's risk-managed products. At March 31, 2007, assets in the institutional channel totaled $66.2 billion, or 38 percent of total assets under management.

  Market Opportunities

        As a leading asset manager in the industry, we believe we are well positioned to benefit from the following demographic and investment industry trends:

  •
  Overall Growth in Assets Under Management Continues in the Industry

        U.S. mutual fund assets under management increased by approximately 17 percent to $10.3 trillion at the end of March 2007 from $8.8 trillion at the end of March 2006, according to Strategic Insight (SIMFUND), an industry recognized database that integrates various fund performance measures. Additionally, during the first quarter of 2007, net inflows into U.S. mutual funds totaled $180.0 billion, up nearly 40 percent from net inflows of $129.9 billion in the first quarter of 2006. Moreover, net inflows in each of the past two quarters have been at the highest levels of any quarter since 2001. In the current market environment, where assets under management continue to grow and the industry continues to garner strong net inflows, we believe that established asset managers with strong performance and diversified product mix and distribution network, such as Janus and INTECH, should be well positioned for growth.

  •
  Flows Shifting to the Intermediary and Institutional Channels

        The asset management industry is experiencing a shift in the way investors purchase and sell mutual funds. Investors are increasingly seeking investment information and advice, driving the growing demand for advisor-driven channels. A recent report by the Financial Research Corporation (FRC) stated that advisory-assisted mutual fund sales are expected to account for 62 percent of total mutual fund sales by 2010, up from 58 percent in 2005, and 52 percent in 2000. Likewise, institutional sales are expected to represent 29 percent of total mutual fund sales by 2010, up from 28 percent in 2005, and 25 percent in 2000. To capitalize on this shifting market trend, we have made significant investments in our domestic intermediary and institutional distribution capabilities. Specifically, we have built-out our broker-dealer sales team to service our domestic intermediary clients and a dedicated consultant relations team to help drive efforts in our institutional business.

  •
  Changing Demands of a Growing Retirement Market

        According to a recent McKinsey & Company study, the majority of the growth in financial assets over the next decade is expected to be driven by investors 55 years of age and older, and the study estimates that by 2010 the assets of investors in this demographic will represent 60 percent of total investable assets. As investors age, they are expected to increasingly demand investment advice, reasonably simple product characteristics, protection against market fluctuations, absolute returns and greater risk management. We believe that Janus' and INTECH's research-driven investment strategies can be leveraged to meet the changing demands of the aging U.S. population. In particular, we have launched a series of asset allocation products and a new floating rate income fund targeted at this growing retirement market.

  •
  Global and International Equity Mutual Funds Continue to See Strong Demand

        Historical and projected trends among U.S. equity investors demonstrate a continued demand for global and international equity mutual funds. According to SIMFUND, during the first three months of 2007, global and international mutual funds accounted for 67.1 percent of total equity net inflows in the U.S. In addition, Cerulli Associates, an asset management consulting firm, estimates that U.S. mutual fund assets under management in the global and international equity class are expected to grow at a CAGR of 16.0 percent from 2005 through 2010, while U.S. mutual fund assets under management in domestic equity strategies are only expected to grow at a CAGR of 8.3 percent. We believe strong performing funds such as the Janus Overseas Fund (ranked in the top Lipper decile over the one-, three-, five-, and ten-year performance periods, ending March 31, 2007) and the Janus Worldwide Fund (ranked in the top half of its Lipper peer group on a one-year basis, as of March 31, 2007), and several recent product launches, including the INTECH Global, INTECH International and Janus Adviser International Equity products, position us well in this growing market. Please see the March 31, 2007 detailed performance tables beginning on page S-39 of this prospectus supplement.

  •
  Attractive Growth Potential in Foreign Markets

        In its year-end 2005 report, Cerulli Associates estimated that assets under management for the foreign (non-U.S.) market will grow at a CAGR of 8.1 percent from 2005 to 2010, with non-U.S. assets under management reaching almost $30.0 trillion by 2010. The fast pace of growth in assets under management for certain non-U.S. regions is even more pronounced, as Europe, Asia ex-Japan, and Australia are estimated to grow at 8.7 percent, 10.8 percent and 9.9 percent CAGRs from 2005 to 2010, respectively. Since 1999, we have been actively participating in the major overseas financial markets and have been strategically expanding our international business to capitalize on this thriving market. With sales teams currently covering Europe, Japan, Asia ex-Japan, and most recently Australia, we have put in place a distribution strategy which emphasizes key markets and client segments. As a result, our international business, which accounted for 7 percent of total assets under management as of March 31, 2007, has more than doubled its assets over the last four years, with assets of approximately $12.3 billion in the first quarter of 2007. We plan to continue investing in our international business and expanding into new key markets as strategic opportunities arise.

  •
  Shifting Asset Allocations May Favor "High-Alpha" or "Alternative Products"

        A recent McKinsey & Company report estimated that institutional defined benefit (DB) plans are expected to shift asset allocations in favor of high-alpha or alternative investment products over the course of the next 5 years. The study estimates that asset allocations for alternative products will increase to 13 percent of total institutional DB assets by 2012, up from an estimated 8 percent in 2007. Products that are expected to be in high demand include commodity and global real estate investment strategies, portable alpha, collared long/short (120/20 and 130/30), and absolute return products. We believe that we can leverage our research capabilities within the Janus-managed and INTECH-managed product types to capitalize on this shifting trend as we identify viable market opportunities, as demonstrated by the recent launch of Janus Adviser Long/Short, the INTECH Collared Long/Short (120/20) and the Janus Global Real Estate products.

  Competitive Strengths

        We believe that the following strengths position us well to take advantage of the market opportunities and trends that we are seeing across the asset management industry:

  •
  Established Asset Manager with Competitive Brand Names

        As of March 31, 2007, our assets under management totaled $176.2 billion and were diversified across various investment disciplines and distribution channels. We are the 15th largest U.S. mutual fund complex based on long-term open-end mutual fund assets under management, as ranked by FRC as of March 31, 2007. Our two primary subsidiaries, JCM (founded in 1969) and INTECH (founded in 1987) have established well-recognized brand names in the retail, intermediary and institutional markets.

  •
  Strong Relative Investment Performance Driving Improved Flows

        Our strong relative investment performance rankings have steadily improved in recent years. As of March 31, 2007, 74 percent, 73 percent and 76 percent of JIF Funds ranked in the top two Lipper quartiles of their corresponding classifications on a one-, three-, and five-year overall total return basis, respectively. In comparison, as of March 31, 2006, 72 percent, 65 percent and 62 percent of JIF Funds were ranked in the top two Lipper quartiles on a one-, three-, and five-year overall return basis, respectively. Additionally, overall Morningstar ratings continue to improve, with 59 percent of JIF funds having a 4 or 5 star overall risk-adjusted rating at March 31, 2007, compared to 52 percent at March 31, 2006, and compared to the industry average of 32.5 percent. INTECH performance remains strong with all institutional investment strategies (with more than a one-year track record) outperforming their respective benchmarks, net of fees, since inception, as of March 31, 2007. Please see the March 31, 2007 detailed performance tables beginning on page S-39 of this prospectus supplement.

        We believe that strong performance across products and over time, through various market cycles, will further enhance brand recognition and drive long-term net flows. Recently, our strong investment performance has been gaining recognition throughout the industry. For example, in its annual survey published on February 5, 2007, Barron's ranked us in its top ten mutual fund families in 2006 by asset-weighted performance. In its "Mutual Funds Quarterly Review" at the end of the first quarter of 2007, The Wall Street Journal named eight Janus funds as "Category Kings" across five categories in which funds were ranked by 1-year total return (changes in net asset values with reinvested distributions) as of March 31, 2007. Total company long-term net inflows of $3.1 billion in the first quarter of 2007, improved from $0.7 billion of net outflows in the fourth quarter of 2006. At breakeven long-term net inflows, first quarter 2007 also represented the best quarter of net flows for Janus (ex-INTECH) products since the second quarter of 2001. INTECH flows continue to remain solid, with $3.1 billion of net inflows in the first quarter.

  •
  Diversified Product Mix and Distribution Network

        Our products are diversified across six investment disciplines, with no discipline accounting for more than 40 percent of our asset base as of March 31, 2007. Over the past few years, we have broadened our product offerings and diversified our assets under management by introducing new products. Most recently, we launched a series of asset allocation and alternative products through our subsidiaries, which we believe complement our existing products. This mix in investment strategies provides diversification to clients' portfolios while mitigating our overall investment discipline-specific risk.

        In addition, our distribution network includes retail, domestic intermediary, international and institutional channels. Over the past two years, we have been focused on expanding our distribution capabilities. In particular, the broker-dealer business within our intermediary channel, which has grown from 34 wholesalers at the beginning of 2006 to 43 as of March 31, 2007, posted its sixth consecutive quarter of positive net flows in the first quarter of 2007. Additionally, our international business has grown significantly over the last few years as we expand into new key markets, ending the first quarter of 2007 with $12.3 billion of assets under management. The assets of our institutional business have almost doubled in the past two years, and the business continues to generate strong sales and below industry average redemption rates.

  •
  Strong Research at Both JCM and INTECH

        We believe that the depth of our research and disciplined investment process, our willingness to expand into new product capabilities where we feel we have a research edge, and our commitment to delivering strong long-term results for our clients differentiate us from our competitors. Over the past six years, JCM has increased research coverage and expanded its bench of highly experienced investment professionals. JCM's research coverage has nearly tripled, from approximately 500 securities at the end of 2000 to approximately 1,400 securities. Over the same period, JCM has nearly doubled the number of equity research analysts and associates to 53 as of March 31, 2007.

        INTECH's mathematical investment process which utilizes the natural volatility of stocks to build portfolios expected to produce returns in excess of a benchmark index with similar relative risk. All research performed by INTECH is scientific and mathematical in nature as opposed to fundamental and is oriented towards maintaining the day-to-day integrity of the portfolio management process. These research efforts have resulted in enhancements to the implementation of the strategy, improvements to INTECH's proprietary systems, new product developments, and new applications of mathematical finance to portfolio management. INTECH's evaluation of the process is ongoing and its research efforts focus primarily on more efficient ways of managing and implementing the strategy.

  •
  Enhanced Risk Management at JCM

        JCM's risk management team has implemented improved discipline into its portfolio management processes. The risk management team works closely with investment professionals not only to ensure that portfolios reflect the appropriate investment philosophy and are managed consistent with discipline, but also that the risks that are taken are intentional. For this purpose, the risk management team tracks various measures of portfolio risk, including industry and sector weights, beta and volatility, market capitalization and other fundamental style factors, as well as issue weights and concentration. Risk is assessed both for individual portfolios and firm-wide, in aggregate on a monthly basis, though certain measures of risk are monitored daily and reviewed in-depth with senior management semi-annually. In an article from March 2007, Morningstar stated that in their opinion "[Janus] has become more sophisticated about risk."

  •
  Experienced Senior Management

        Our senior management team, under the leadership of chief executive officer Gary Black, has extensive experience and success in the financial services industry. The nine members of our Executive Committee have an average 17 years of industry experience. As the senior leadership of the firm, we have demonstrated a commitment to delivering for our investors and clients by enhancing the research and risk management process, improving investment performance, and building-out distribution capabilities. In addition, we have made significant improvements by reorganizing our corporate structure and improving our underlying asset management operations and profitability.

  Recent Development in Capital Structure

        On March 30, 2007, we increased our ownership of INTECH to approximately 86.5 percent with the purchase of an additional 4 percent ownership interest for $81.0 million in cash.

        On May 24, 2007, we elected to redeem all of the $158.1 million aggregate principal amount of our 7.875% Public Income Notes (PINES®) due April 15, 2032. The redemption will occur on June 26, 2007 for approximately $160.0 million.

        On June 1, 2007, we amended our existing three-year $200 million revolving credit facility (referred to in this prospectus supplement as the facility) with Citibank, N.A., as administrative agent and swingline lender, and JPMorgan Chase Bank, N.A., as syndication agent for the lenders. Under the amended facility, the bank syndicate's commitment has been increased from $200 million to $350 million and the maturity date has been extended from October 19, 2008 to June 1, 2012. The facility is available for working capital and general corporate purposes as set forth therein, which may include acquisitions and stock repurchases. The drawn costs and the fees related to the facility fluctuate based on our long-term senior unsecured non-credit-enhanced debt ratings and are further described in the agreement governing the facility, which was filed as an exhibit to a current Report on Form 8-K filed with the SEC on June 4, 2007 and which is incorporated herein by reference. Our obligations under the facility are guaranteed by our subsidiary, JCM. The facility contains financial and other covenants, including, but not limited to, limitations on our ability and the ability of our subsidiaries to incur debt or liens and covenants requiring the maintenance of:

  •
  a leverage ratio of Consolidated Total Indebtedness (as defined in the agreement governing the facility) to Consolidated EBITDA (as defined in the agreement governing the facility) of not greater than 3.75x; and

  •
  an interest coverage ratio of Consolidated EBITDA (as defined in the agreement governing the facility) to Consolidated Interest Expense (as defined in the agreement governing the facility) of not less than 4.0x.

A violation of these covenants could result in a default under the facility, which would permit the participating banks to restrict our ability to access the facility and require the immediate repayment of any outstanding advances under the facility.

THE OFFERING

Issuer	Janus Capital Group Inc.
Securities Offered	$ aggregate principal amount of % Notes due 2012 (the "2012 notes").
$ aggregate principal amount of % Notes due 2017 "(the "2017 notes" and, together with the 2012 notes, the "notes").
Interest Rate
2012 notes	% per year.
2017 notes	% per year.
Interest Payment Dates	June and December of each year, beginning December , 2007.
Maturity
2012 notes	June , 2012
2017 notes	June , 2017
Offer to Repurchase
If we experience a change of control and in connection therewith the notes of either series become rated below investment grade by Standard & Poor's Rating Service ("S&P") and Moody's Investors Service, Inc. ("Moody's"), we must offer to repurchase all the notes of each series at a price equal to 101 percent of the principal amount plus accrued and unpaid interest to the repurchase date. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."
Redemption of the Notes
The notes of each series may be redeemed prior to maturity in whole or in part at any time, at our option, at a "make-whole" redemption price. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date. For more detailed information on the calculation of the redemption price, see "Description of the Notes—Optional Redemption of the Notes."
Ranking
The notes of each series will be unsecured and unsubordinated obligations of our company and will rank equal in right of payment with each other and with all our existing and future unsubordinated indebtedness. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries, primarily JCM and INTECH. As a result, our debt is "structurally subordinated" to all existing and future debt, trade creditors and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of March 31, 2007, we had approximately $537.2 million of indebtedness outstanding that ranks equally with the notes. After giving effect to the issuance of the notes offered hereby and our application of the proceeds as described under "Use of Proceeds", we will have approximately $1,129.1 million of indebtedness outstanding that ranks equally with the notes (after giving effect to the irrevocable redemption of the PINES® described below under "Use of Proceeds"). See "Capitalization."

Covenants
The indenture pursuant to which the notes are issued contains limitations on our ability and the ability of our subsidiaries to pledge voting stock or profit participating equity interests in JCM to secure other debt without also similarly securing the notes equally and ratably. The indenture also includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.
Trustee	The Bank of New York Trust Company, N.A.
Additional Notes
From time to time, without the consent of the holders of the notes of either series, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as either series of notes. Any additional debt securities having those similar terms, together with the previously issued 2012 notes or 2017 notes, as the case may be, will constitute a single series of debt securities under the senior indenture.
Ratings	Each series of the notes is expected to be rated Baa3 by Moody's and BBB- by S&P.
Use of Proceeds
The net proceeds of this offering, after deducting underwriting discounts and commissions, will be approximately $ million. The net proceeds may be used, together with other funds available to us, for one or more of the following purposes:
•
the repayment or repurchase of outstanding debt, which may include paying the redemption price of approximately $160.0 million on June 26, 2007 with respect to the PINES® that we irrevocably called for redemption on May 24, 2007;
• the financing of possible acquisitions, investments in third parties or increased investments in our existing subsidiaries or affiliates;
• the repurchase of shares of our common stock; and
• other general corporate purposes, including investments in developing products and the payment of fees and expenses related to this offering.

Any repurchase of our shares of common stock will be subject to, among other things, our financial condition, results of operations and cash flows, our share price and other market conditions, our credit ratings, other investment opportunities, other business conditions and, to the extent the amount of common stock we wish to repurchase exceeds the amount previously authorized by our board, board approval.
Events of Default	The notes of each series contain customary events of default. See "Description of the Debt Securities—Events of Default" in the accompanying base prospectus.
Form
The notes of each series will be book entry only and registered in the name of a nominee of The Depository Trust Company (DTC). Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems.
Risk Factors
Investing in the notes of either series involves substantial risks. See "Risk Factors" beginning on page S-13 for a description of certain risks that you should consider before investing in the notes of either series.

Summary Consolidated Historical Financial Data

        The following table sets forth summary financial data on a historical basis as of, and for the three months ended March 31, 2007 and 2006 and as of December 31, 2006, 2005, 2004, 2003 and 2002 and for each of the five years ended December 31, 2006. This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, each of which is incorporated by reference herein.

        The summary consolidated historical financial data as of March 31, 2007 and 2006 and for the three-month periods ended March 31, 2007 and 2006 was taken from our unaudited consolidated financial statements and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which has been incorporated by reference in this prospectus supplement. The summary consolidated historical financial data presented below as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 was derived from our audited consolidated financial statements and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2006, which has been incorporated by reference in this prospectus. The summary consolidated historical financial data as of December 31, 2004, 2003 and 2002 and for each of the three years ended December 31, 2004, was derived from our audited consolidated financial statements as of those dates and for those periods not included or incorporated by reference herein.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(Unaudited)
	(dollars in millions, except operating data and per share data)
Income Statement:
Investment Management Segment
Revenues	$247.9	$232.5	$935.8	$868.3	$921.8	$987.5	$1,123.2
Operating expenses	179.0	169.6	696.9	675.1	791.2	754.4	826.2
Operating income	68.9	62.9	238.9	193.2	130.6	233.1	297.0
Printing and Fulfillment Segment
Revenue	$23.5	$23.6	$90.9	$84.8	$89.0	$7.2	N/A
Operating expenses	28.2	27.3	106.8	120.1	107.7	7.2	N/A
Operating loss	(4.7)	(3.7)	(15.9)	(35.3)	(18.7)	—	N/A
Consolidated operating income	64.2	59.2	223.0	157.9	111.9	233.1	297.0
Interest expense	(9.5)	(7.0)	(32.3)	(28.6)	(38.4)	(60.5)	(57.5)
Other, net	7.1	9.0	39.4	39.3	19.6	11.4	8.7
Loss on extinguishment of debt	—	—	—	—	(55.5)	—	—
Gain on disposition of DST common shares	—	—	—	—	228.0	631.3	—
Income tax (provision) benefit	(21.8)	(22.2)	(81.9)	(67.9)	(92.2)	69.7	(227.2)
Equity in earnings of unconsolidated affiliates	1.7	1.7	7.1	7.1	6.1	67.8	69.1
Minority interest	(6.1)	(5.4)	(21.7)	(20.0)	(10.0)	(4.2)	(3.0)
Income from continuing operations	35.6	35.3	133.6	87.8	169.5	948.6	87.1
Discontinued operations	—	—	—	—	—	(5.9)	(9.8)
Net income	$35.6	$35.3	$133.6	$87.8	$169.5	$942.7	$77.3
Dividends declared per share	—	—	$0.04	$0.04	$0.04	$0.04	$0.04
Balance Sheet:
Total assets	$3,327.3	$3,533.5	$3,537.9	$3,628.5	$3,767.6	$4,332.2	$3,335.0
Current portion of long-term debt	—	$113.8	—	$114.1	—	$83.8	—
Long-term debt obligations	$537.2	$262.2	$537.2	$262.2	$377.5	$768.8	$856.0
Other long-term liabilities	$463.6	$503.4	$490.9	$501.5	$495.9	$598.2	$764.9
Operating Data (in billions):
Total assets under management	$176.2	$158.1	$167.7	$148.5	$139.0	$151.5	$138.4
Average assets under management	$172.1	$154.4	$156.7	$135.2	$137.8	$144.1	$162.8
Long-term net flows*	$3.1	$3.5	$2.3	$2.0	$(20.6)	$(14.4)	$(16.0)

*
Excludes money market flows.

RISK FACTORS

Risks Relating to Us

Our revenues and profits are largely dependent on the value of assets under management.

        Almost all of our revenues are dependent on the total value and composition of assets under management. Any decrease in the value or amount of assets under management will cause a decline in revenues and operating results. Assets under management may decline for various reasons, many of which are not under our control.

        For any period in which revenues decline, operating margin may decline by a greater proportion because of the high percentage of fixed costs.

        Factors that could cause assets under management and revenues to decline include the following:

  •
  Declines in the equity markets.    Our assets under management are concentrated in the U.S. equity markets and, to a lesser extent, in the international equity markets. As such, declines in the equity markets or the market segments in which our investment products are concentrated will cause assets under management to decrease.

  •
  Changes in interest rates and defaults.    In the case of money market and other fixed income investment products, which invest in high-quality short-term money market instruments, as well as other fixed income securities, the value of the assets may decline as a result of changes in interest rates, an issuer's actual or perceived creditworthiness or an issuer's ability to meet its obligations.

  •
  Redemptions and other withdrawals.    Investors (in response to adverse market conditions, inconsistent investment performance, the pursuit of other investment opportunities, regulatory investigations, civil lawsuits or otherwise) may reduce their investments in specific Janus investment products or in the market segments in which our investment products are concentrated.

  •
  Political and general economic risks.    The investment products managed by us may invest significant funds in international markets that are subject to risk of loss from political or diplomatic developments, government policies, civil unrest, currency fluctuations and changes in legislation related to foreign ownership. International markets, particularly emerging markets, are often smaller, may not have the liquidity of established markets, may lack established regulations and may experience significantly more volatility than established markets.

  •
  A concentration in the growth equity discipline.    Although down from the prior period, approximately 39 percent of our assets under management were concentrated in the growth equity investment discipline at March 31, 2007. During periods where the general investing public does not favor the growth equity discipline, we may experience a reduction of gross sales or an increase in gross redemptions.

  •
  Relative investment performance.    Our investment products are often judged on their performance as compared to the benchmark indices, peer groups or on an absolute return basis. Any period of prolonged underperformance of investment products may result in the loss of existing assets and impact our ability to attract new assets.

Our revenues may fluctuate from variability in performance fees.

        Certain INTECH institutional accounts are subject to performance fees that vary based on each account's investment performance as compared to the benchmark index. In addition, certain mutual funds became subject to performance fees in 2007, which are determined based on each fund's performance as compared to the benchmark index. The measurement period for mutual fund performance fees began in 2006 and the first performance adjustment was recorded in the first quarter 2007.

Our results are dependent on our ability to attract and retain key personnel.

        The investment management business is highly dependent on the ability to attract, retain and motivate highly skilled, and often highly specialized, technical, executive, sales and management personnel. The market for investment and sales professionals is extremely competitive and is increasingly characterized by the frequent movement of portfolio managers, analysts and salespersons among different firms. Any cost reduction initiative, changes to management structure, shifts in corporate culture, changes to corporate governance authority, or adjustments or reductions to compensation (including, but not limited to, the implementation of the new portfolio managers' compensation program that is tied to our revenue) could result in legal claims and could impact our ability to retain key personnel. If we are unable to retain key personnel, it could have an adverse effect on our results of operations and financial condition. Additionally, portfolio managers and salespersons often maintain relationships with their clients. As such, the departure of a portfolio manager or salesperson may cause the loss of clients, which could have an adverse effect on our results of operations and financial condition.

We are dependent upon third party distribution channels to access clients and potential clients.

        Our ability to market our investment products is significantly dependent on access to the client base of insurance companies, defined contribution plan administrators, securities firms, broker dealers, banks and other distribution channels. These companies generally offer their clients various investment products in addition to, and in competition with, us. Further, the private account business uses referrals from financial planners, professional investment advisers and other professionals. We cannot be certain that we will continue to have access to these third party distribution channels or have an opportunity to offer some or all of our investment products through these channels. The inability to access clients through third party distribution channels could have a material adverse effect on our ability to maintain or increase assets under management, our financial condition, results of operations or business prospects.

INTECH's investment process is highly dependent on key employees and proprietary software.

        Over the last three years, INTECH has become a more significant part of our investment management business, representing 38 percent of total assets under management and 23 percent of total Investment Management segment revenue as of March 31, 2007. INTECH's investment process is based on complex and proprietary mathematical models, which seek to outperform various indices by capitalizing on market volatility while controlling trading costs and overall risk relative to the index. The maintenance of such models for current products and the development of new products are highly dependent on certain key INTECH employees. A succession plan is in place in the event these key employees were unable to perform their current duties or if they terminate employment; however, there is no guarantee that such plan will be successful. If this plan is not successful, or if the mathematical investment strategies fail to produce the intended results, INTECH may not be able to maintain the historical level of strong investment performance and clients may redeem assets, which could have an adverse effect on our results of operations and financial condition.

The regulatory environment in which we operate has changed and may continue to change.

        We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. Compliance with these and other new reporting and operational requirements and regulations has increased significantly and may continue to increase the cost of operating mutual funds and related investment products, which could have an adverse effect on our results of operations and financial condition. See "Item 1, Business—Regulation" in our Annual Report on Form 10-K, which is incorporated by reference herein.

We are named as a defendant in class action lawsuits and other related litigation.

        We, certain of our funds, our funds' trustees and certain of our (past and present) officers are named as defendants in class action lawsuits and other related litigation. See "Item 1, Financial Statements, Note 8—Legal Proceedings" in our Quarterly Report on Form 10-Q, which is incorporated by reference herein. These lawsuits seek unspecified compensatory and punitive damages. We are unable to estimate the range of potential losses that would be incurred if the plaintiffs in any of these actions were to prevail, or to determine the total potential effect that they may have on our results of operations, financial position and cash flows. Any settlement or judgment on the merits of these actions could have a material adverse effect on our liquidity, results of operations and financial condition.

Our business is vulnerable to failures in support systems and customer service functions.

        The ability to consistently and reliably obtain securities pricing information, process shareowner transactions and provide reports and other customer service to the shareowners of funds and other investment products managed by us is essential to our operations. Any delays or inaccuracies in obtaining pricing information, processing shareowner transactions or providing reports, and any inadequacies in other customer service could alienate customers and potentially give rise to claims against us. Our customer service capabilities, as well as our ability to obtain prompt and accurate securities pricing information and to process shareowner transactions and reports, is dependent on communication and information systems and, services provided by third party vendors.

        Although we have established disaster recovery plans, these systems could suffer failures or interruptions due to various natural or man-made causes, and the backup procedures and capabilities may not be adequate to avoid extended interruptions. Additionally, we place significant reliance on our automated customer service systems, thereby increasing the related risks if such systems were to fail. A failure of these systems could have an adverse effect on our results of operations and financial condition.

Our business is dependent on investment advisory agreements that are subject to termination, non-renewal or reductions in fees.

        We derive substantially all of our revenue and net income from investment advisory agreements with mutual funds and other investment products. The termination of, or failure to renew, one or more of these agreements or the reduction of the fee rates applicable to such agreements, could have a material adverse effect on revenues and profits. With respect to investment advisory agreements with mutual funds, these agreements may be terminated by either party with notice, or terminated in the event of an "assignment" (as defined in the Investment Company Act of 1940, as amended, which is referred to in this prospectus supplement as the 1940 Act), and must be approved and renewed annually by the independent members of each fund's board of directors or trustees, or its shareowners, as required by law. In addition, the board of directors or trustees of certain funds and separate accounts generally may terminate these investment advisory agreements upon written notice for any reason and without penalty.

Our Printing and Fulfillment segment operates in a highly competitive industry.

        Rapid Solutions Group (a wholly-owned subsidiary; referred to in this prospectus supplement as RSG), the operating business of our Printing and Fulfillment segment, operates in a highly competitive industry. Competitive factors include not only the speed and accuracy with which RSG can meet customer needs, but also the price and quality of such services. Many of RSG's competitors have an advantage in the fact that they are larger, have greater resources and offer a wider range of services. If RSG is unsuccessful in this market, it may not be able to retain current clients or grow the business through the addition of new clients, which could have an adverse effect on our results of operations and financial condition.

Risks Relating to the Notes

Our debt is structurally subordinated to the debt and other liabilities of our subsidiaries.

        The notes are obligations exclusively of Janus Capital Group Inc. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is "structurally subordinated" to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries' ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

We depend upon our subsidiaries to service our debt.

        Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations.

Our substantial indebtedness could adversely affect our financial condition.

        With a successful completion of this offering, we will have a significant amount of indebtedness. This significant amount of indebtedness could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.

We may issue additional notes.

        Under the terms of the indenture that governs each series of the notes, we may from time to time without notice to, or the consent of, the holders of the applicable series of notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

There is no public market for the notes.

        We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

We may not be able to repurchase the notes upon a change of control repurchase event.

        Upon the occurrence of a change of control repurchase event, as defined in the indenture that governs each series of notes, subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101 percent of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control repurchase event to make required repurchases of notes tendered. In addition, the terms of our amended credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. See "Prospectus Supplement Summary—Recent Developments in Capital Structure" and our Current Report on Form 8-K filed with the SEC on June 4, 2007, which is incorporated herein by reference, for a general discussion of our amended facility and "Notes to Consolidated Financial Statements—Note 11—Long-Term Debt" in our Annual Report on Form 10-K, which is incorporated by reference herein, for a discussion of our other existing indebtedness. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."

FORWARD LOOKING INFORMATION

        This prospectus supplement contains and incorporates by reference "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements as to our industry trends and future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by management. These statements are often identified by the use of words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "should," "estimate" or "continue," and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could cause actual results to differ materially from the forward looking statements include, among others, the risks described under "Risk Factors" beginning on page S-13 of this prospectus supplement and elsewhere in the documents incorporated by reference herein. See "Where You Can Find More Information." We caution readers to carefully consider such factors. Furthermore, such forward looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward looking statements to reflect events or circumstances after the date of such statements.

USE OF PROCEEDS

        The net proceeds of this offering, after deducting underwriting discounts and commissions, will be approximately $             million. The net proceeds may be used, together with other funds available to us, for one or more of the following purposes:

  •
  the repayment or repurchase of outstanding debt, which may include paying the redemption price of approximately $160.0 million on June 26, 2007 with respect to the PINES® that we irrevocably called for redemption on May 24, 2007;

  •
  the financing of possible acquisitions, investments in third parties or increased investments in our existing subsidiaries or affiliates;

  •
  the repurchase of shares of our common stock; and

  •
  other general corporate purposes, including investments in developing products and the payment of fees and expenses related to this offering.

        Any repurchase of our shares of common stock will be subject to, among other things, our financial condition, results of operations and cash flows, our share price and other market conditions, our credit ratings, other investment opportunities, other business conditions and, to the extent the amount of common stock we wish to repurchase exceeds the amount previously authorized by our board, board approval.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at March 31, 2007 on a historical basis and as adjusted to give pro forma effect to this offering and the redemption of the PINES®. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial information as of and for the three months ended March 31, 2007, presented under "Prospectus Supplement Summary—Summary Consolidated Historical Financial Data" and our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2007 filed with the SEC and incorporated by reference in this prospectus supplement.

	As of March 31, 2007
	Actual	As Adjusted(a)
	(dollars in millions) (unaudited)
Long-term debt:
5.875% Notes due September 15, 2011	$275.0	$275.0
6.119% Notes due April 15, 2014	82.1	82.1
7.750% Notes due June 15, 2009	22.0	22.0
7.875% Public Income Notes due April 15, 2032	158.1	—
Notes offered hereby	—	750.0
Total long-term debt	$537.2	$1,129.1
Total debt	$537.2	$1,129.1
Shareholders' equity:
Common stock, $.01 par value:
1,000,000,000 shares authorized; 185,260,476 issued and outstanding	$1.8	$1.8
Preferred stock, $1.00 par value:
10,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	—	—
Retained earnings	2,175.0	2,175.0
Accumulated other comprehensive income	13.2	13.2
Total shareholders' equity	$2,190.0	$2,190.0
Total capitalization	$2,727.2	$3,319.1

Notes:

(a)
Gives effect to the issuance of the notes offered hereby and the possible application of approximately $160.0 million of the net proceeds to pay the redemption price on June 26, 2007 with respect to all of the PINES® that we called for redemption on May 24, 2007.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	6.7x	7.9x	7.0x	5.8x	6.6x	12.8x	5.0x

        These ratios include Janus and its subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

DESCRIPTION OF THE NOTES

        Set forth below is a description of the specific terms of the notes of each series. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying base prospectus under the caption "Description of Debt Securities." In addition to reading the description of debt securities in this prospectus supplement and in the base prospectus, you should also read the senior indenture under which the notes are to be issued. If the description of the notes in this prospectus supplement differs from the description of debt securities in the base prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the base prospectus. When used in this section, the terms "Janus," "we," "our" and "us" refer solely to Janus Capital Group Inc. and not to its subsidiaries.

General

        The 2012 notes will initially be limited to $                  in aggregate principal amount and the 2017 notes will initially be limited to $                  in aggregate principal amount. The notes of each series will be issued in fully registered form only, in denominations of $1,000 and integral multiples of $1,000. The 2012 notes will mature on June     , 2012 and the 2017 notes will mature on June     , 2017.

        Each series of notes will be issued as a series of senior debt securities under the senior indenture referred to in the accompanying base prospectus. The senior indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the notes of either series, issue other debt securities under the senior indenture in addition to the $                  aggregate principal amount of the 2012 notes and the $                  aggregate principal amount of the 2017 notes. We may also, from time to time, without the consent of the holders of the notes of either series, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes of either series. Any additional debt securities having those similar terms, together with the previously issued 2012 notes or 2017 notes, as the case may be, will constitute a single series of debt securities under the senior indenture.

        The 2012 notes will bear interest from June     , 2007, at the annual rate of        %. Interest on the notes will be payable semi-annually on June     and December     of each year, commencing December     , 2007, to the persons in whose names the notes are registered at the close of business on the immediately preceding            and            , respectively, subject to certain exceptions.

        The 2017 notes will bear interest from June     , 2007, at the annual rate of        %. Interest on the notes will be payable semi-annually on June     and December     of each year, commencing December     , 2007, to the persons in whose names the notes are registered at the close of business on the immediately preceding            and            , respectively, subject to certain exceptions.

        The 2012 notes and the 2017 notes will be unsecured and unsubordinated obligations of Janus and will rank equal in right of payment to each other and to all our other unsubordinated indebtedness.

        The notes do not provide for any sinking fund.

        The provisions of the senior indenture described under "Description of Debt Securities—Defeasance" in the accompanying base prospectus apply to the notes.

Offer to Repurchase Upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event (defined below) occurs, we will make an offer to each holder of notes of either series to repurchase all or any part (in multiples of $1,000 principal amount) of that holder's notes at a repurchase price in cash equal to 101 percent of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the Change of Control Repurchase Event payment date in respect of each series of notes, we will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes of that series properly tendered pursuant to our offer;

          (2)   deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes of that series properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes of that series properly accepted, together with an officers' certificate stating the aggregate principal amount of notes of that series being purchased by us.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes of the relevant series, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note of the same series equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        We will not be required to make an offer to repurchase the notes of either series upon a Change of Control Repurchase Event if a third party makes an offer in respect of that series in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The source of funds that will be required to repurchase notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. The terms of our amended credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. See "Notes to Consolidated Financial Statements—Note 11—Long-Term Debt" in our Annual Report on Form 10-K, which is incorporated by reference herein, for a general discussion of our other existing indebtedness. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See "Risk

Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control repurchase event."

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

        For purposes of the notes:

        "Below Investment Grade Rating Event" means the notes of either series are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the relevant notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries;

          (2)   the adoption of a plan relating to our liquidation or dissolution;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50 percent of our Voting Stock, measured by voting power rather than number of shares; or

          (4)   the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

        Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

        "Change of Control Repurchase Event" means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

          (1)   was a member of such Board of Directors on the first date that any of the notes were issued; or

          (2)   was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes of either series for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

        "Moody's" means Moody's Investor Services Inc., or any successor thereto.

        "Rating Agency" means:

          (1)   each of Moody's and S&P; and

          (2)   if either of Moody's or S&P ceases to rate the notes of either series or fails to make a rating of the notes of either series publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

        "Voting Stock" as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Optional Redemption of the Notes

        The notes of each series will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100 percent of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus        basis points, plus in each case accrued interest thereon to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of each series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. and UBS Securities LLC or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes of the series to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Ranking

        The notes of each series are our obligations exclusively, and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries, primarily JCM. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes of either series or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments due to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes of either series to participate in those assets, would be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. Neither series of notes restricts the ability of our subsidiaries to incur additional indebtedness. In addition, the notes of both series are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Limitations on Liens

        The indenture will provide that we will not, and will not cause or permit any subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage or other lien on any voting stock or profit participating equity interests of JCM or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of JCM, without providing that the notes (together with, if we shall so determine, any other indebtedness of, or guarantee by, us ranking equally with the notes and existing as of the closing of the offering of the notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage or other lien on the voting stock or profit participating equity interests of JCM. This covenant will not limit our ability or the ability of our subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of JCM.

Book-Entry System; Delivery and Form

        The notes of each series will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, and registered in the name of Cede & Co., DTC's nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States, or Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System in Europe, referred to as Clearstream and Euroclear, if they are participants of those systems, or, indirectly, through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositories, which in turn will hold such interests in customers' securities accounts in the depositories' names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor to DTC or its nominee.

        DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system also is available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. We refer to those entities as indirect participants.

        Purchases of notes under the DTC system must be made by or through direct participants, who receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note, who we refer to as a beneficial owner, is in turn recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

        Neither DTC, Cede & Co. nor any other DTC nominee will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date.

        Redemption proceeds, distributions and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the exchange agent on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and will be the responsibility of such participant and not of DTC or its nominee, us, the trustee or the exchange agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the exchange agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the exchange agent. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the affected notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository with respect to the notes. In that event, certificates representing the notes will be printed and delivered. In the event that individual certificates are issued, holders of the notes will be able to receive payments, including principal and interest on the notes, and effect transfer of the notes at the offices of our paying and transfer agent in Luxembourg.

        Similar to DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and

Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

        Distributions with respect to notes held beneficially through Euroclear or Clearstream will be credited to the cash accounts of participants in Euroclear or Clearstream, as the case may be, in accordance with their respective procedures, to the extent received by the common depositary for Euroclear or Clearstream.

        The information in this section concerning DTC, Euroclear and Clearstream have been obtained from sources that we believe to be reliable, but neither we nor the trustee take any responsibility for the accuracy of the information.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositories. Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following DTC settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

CERTAIN ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include "plan assets" under the Plan Asset Regulation (29 C.F.R. Section 2510.3-101), as modified by Section 3(42) of ERISA, (each, a "Plan") and (d) persons and entities who have certain specified relationships to such Plans (each, a "Party-in-Interest" under ERISA and "Disqualified Person" under the Code). A Plan fiduciary considering a purchase of the notes should consider whether such purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, for which no exemption is available.

CERTAIN U.S. FEDERAL INCOME
TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes who is a non-U.S. holder (as defined below) that acquires the notes pursuant to this sale at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Code, U.S. Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws.

        Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

        For purposes of this summary, the term "non-U.S. holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual that is not a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is not created or organized under the laws of the United States, any states thereof or the District of Columbia, (iii) an estate the income of which is not subject to U.S. federal income taxation, or (iv) a trust if (A) no court within the United States is able to exercise primary control over its administration or no United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust, and (B) the trust has not made an election under the applicable Treasury regulations to be treated as a United States person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and (ii) the non-U.S. holder (A) does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an Internal Revenue Service ("IRS") Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY (or a substantially similar form), under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a United States person.

        If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding sentence, interest on the notes generally will be subject to U.S. withholding tax at a 30 percent rate (or a lower applicable treaty rate).

        If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a United States person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30 percent (or a lower applicable treaty rate). Any such interest will not also, however, be subject to withholding tax if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or a substantially similar form) in order to claim an exemption from withholding tax.

Disposition of the Notes

        A non-U.S. holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the disposition of the notes. A non-U.S. holder will also generally not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30 percent (or a lower applicable treaty rate). In the case described in (ii) above, the non-U.S. holder generally will be subject to a 30 percent tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

        A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount of any tax withheld also may be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is provided to the IRS.

UNDERWRITING

        Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of 2012 notes and 2017 notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of 2012 Notes	Principal Amount of 2017 Notes
Citigroup Global Markets Inc.	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
J.P. Morgan Securities Inc.
UBS Securities LLC

Total	$	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed: (i)     % of the principal amount of the 2012 notes, with respect to the 2012 notes, and (ii)     % of the principal amount of the 2017 notes, with respect to the 2017 notes. The underwriters may allow, and dealers may reallow a concession not to exceed: (i)     % of the principal amount of the 2012 notes, with respect to the 2012 notes, and (ii)     % of the principal amount of the 2017 notes, with respect to the 2017 notes, on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of notes).

Paid by Janus
Per 2012 note		%
Per 2017 note		%

        In connection with the offering of notes of either series, the joint book-running managers on behalf of the underwriters, may purchase and sell notes of that series in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes of a given series to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes of a given series in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes of a given series made for the purpose of preventing or retarding a decline in the market price of the notes of that series while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes of the relevant series. They may also cause the price of the notes of the relevant series to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $                  .

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of notes of either series to underwriters for sale to their online brokerage account holders. The representatives will allocate notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement and the accompany prospectus (the "Securities") may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the joint book-running underwriters for any such offer; or

          (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Securities shall result in a requirement for the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The EEA selling restriction is in addition to any other selling restrictions set out below.

  United Kingdom

        Each underwriter:

          (a)   has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          (b)   has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

  France

        No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no notes have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus or any other offering material relating to the notes have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired notes may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

  Italy

        Each underwriter has not and will not publish a prospectus in Italy in connection with the offering of the notes. Such offering has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the "CONSOB") pursuant to Italian securities legislation and, accordingly, the notes may not and will not be offered, sold or delivered, nor may or will copies of the Prospectus or any other documents relating to the notes be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of

CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the "Regulation No. 11522"), or (ii) in other circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the "Italian Finance Law") and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

        Any offer, sale or delivery of the notes or distribution of copies of the prospectus supplement, the accompanying prospectus, or any other document relating to the notes in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Italian Finance Law, Legislative Decree No. 385 of September 1, 1993, as amended (the "Italian Banking Law"), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

        Any investor purchasing the notes in the offering is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable Italian laws and regulations.

        The prospectus supplement and the accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of the Italian Finance Law and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

        Italy has only partially implemented the Prospectus Directive, the provisions under the heading "European Economic Area" above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

        Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive in Italy, such requirements shall be replaced by the applicable requirements under the relevant implementing measures of the Prospectus Directive in Italy.

  Hong Kong

        Each underwriter:

  •
  has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than to (i) "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

  •
  has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

  Japan

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan. The underwriters will not offer or sell, directly or indirectly, any of the notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

  Singapore

        This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA"). Accordingly, each Underwriter has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Each underwriter will notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased notes from or through that underwriter, namely a person which is:

          (a)   a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

        that shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except:

          (1)   to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

          (2)   where no consideration is given for the transfer; or

          (3)   by operation of law.

LEGAL MATTERS

        Certain legal matters regarding the notes will be passed upon for Janus by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to Janus. Certain legal matters regarding the notes will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

        The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LIPPER RANKINGS AS OF MARCH 31, 2007

        The table below presents Lipper Relative Investment Performance for each of the Janus Investment Funds for the 1-year, 3-year, 5-year, and 10-year and Since PM Inception periods. Lipper Inc.—A Reuters Company, is a nationally recognized organization that ranks the performance of mutual funds within a universe of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period. The data presented reflects past performance, which is no guarantee of future results.

Janus Investment Fund ("JIF")

			Lipper Rankings Based on Total Returns as of 3/31/07
			1-Year		3-Year		5-Year		10-Year		Since PM Inception
	PM Inception	Lipper Category	Percentile Rank (%)	Rank/ Total Funds	Percentile Rank (%)	Rank/ Total Funds	Percentile Rank (%)	Rank/ Total Funds	Percentile Rank (%)	Rank/ Total Funds	Percentile Rank (%)	Rank/ Total Funds
Growth Funds
Janus Fund	Jan-06	Large-Cap Growth Funds	7	47/722	16	97/613	33	163/503	40	76/190	6	42/711
Janus Twenty Fund(1)	Aug-97	Large-Cap Growth Funds	3	15/722	1	1/613	1	3/503	2	2/190	2	4/225
Janus Research Fund	Jan-06	Large-Cap Growth Funds	2	14/722	3	13/613	7	32/503	2	3/190	3	17/711
Janus Orion Fund	Jun-00	Multi-Cap Growth Funds	12	55/493	2	6/396	5	15/319	—	—	31	68/225
Janus Enterprise Fund	Jan-02	Mid-Cap Growth Funds	9	53/622	9	42/497	8	29/394	48	77/161	12	45/386
Janus Venture Fund(1)	Jan-01	Small-Cap Growth Funds	2	6/534	5	18/438	7	23/368	27	39/146	17	53/319
Janus Global Research Fund	Feb-05	Multi-Cap Growth Funds	4	18/493	—	—	—	—	—	—	2	6/418
Janus Triton Fund	Jun-06	Small-Cap Growth Funds	21	108/534	—	—	—	—	—	—	‡
Core Funds
Janus Growth and Income Fund	Dec-03	Large-Cap Core Funds	98	779/800	19	125/669	29	163/567	3	7/253	20	127/656
Janus Contrarian Fund	Feb-00	Multi-Cap Core Funds	1	5/893	1	1/656	1	2/476	—	—	11	36/331
Janus Balanced Fund	Apr-05	Mixed-Asset Target Alloc. Mod. Funds	69	291/423	21	63/312	40	84/212	6	6/112	16	60/383
Janus Fundamental Equity Fund	Apr-05	Large-Cap Core Funds	94	751/800	2	10/669	7	35/567	1	2/253	4	23/739
INTECH Risk-Managed Stock Fund	Feb-03	Multi-Cap Core Funds	57	503/893	15	98/656	—	—	—	—	29	158/559

Global/ International Funds
Janus Overseas Fund	Jun-03	International Funds	1	3/986	1	1/807	7	41/668	4	11/278	1	1/749
Janus Worldwide Fund	Jun-04	Global Funds	32	128/402	94	284/302	97	231/238	74	74/100	79	242/306
Janus Global Technology Fund	Jan-06	Science & Technology Funds	24	69/288	30	77/262	49	119/242	—	—	31	88/288
Janus Global Life Sciences Fund	Dec-98	Health/Biotechnology Funds	84	148/177	43	67/158	50	70/139	—	—	37	18/48
Janus Global Opportunities Fund	Jun-01	Global Funds	63	251/402	92	276/302	75	179/238	—	—	23	49/213
Value Funds
Janus Mid Cap Value Fund—Inv(2)	Aug-98	Mid-Cap Value Funds	48	143/299	59	136/230	43	75/176	—	—	6	4/68
Janus Small Cap Value Fund—Inv.(1,2)	Feb-97	Small-Cap Core Funds	22	154/711	70	378/546	79	342/435	15	20/136	14	18/132
Income Funds
Janus Flexible Bond Fund	Dec-91	Intermediate Inv Grade Debt Funds	35	181/517	55	241/438	16	60/379	33	57/172	4	2/54
Janus High-Yield Fund	Dec-03	High Current Yield Funds	31	135/445	41	155/382	67	210/315	16	20/126	43	160/376
Janus Short-Term Bond Fund	Jun-03	Short Investment Grade Debt Funds	55	131/241	41	81/200	43	62/146	39	31/80	25	45/181
Janus Federal Tax-Exempt Fund	Feb-05	General Muni Debt Funds	48	116/241	72	167/233	67	145/217	83	114/137	50	116/234
Asset Allocation Funds
Janus Smart Portfolio-Growth	Dec-05	Mixed-Asset Target Alloc. Growth Funds	11	66/611	—	—	—	—	—	—	8	47/601
Janus Smart Portfolio-Moderate	Dec-05	Mixed-Asset Target Alloc. Mod. Funds	18	75/423	—	—	—	—	—	—	10	39/417
Janus Smart Portfolio-Conservative	Dec-05	Mixed-Asset Target Alloc. Cons. Funds	11	38/364	—	—	—	—	—	—	4	12/343

	Percent of JIF Funds per Lipper Quartile based on Total Returns
	1-Year	3-Year	5-Year	10-Year	Since PM Inception
1st Quartile	55.6%	54.5%	42.9%	53.3%	73.1%
2nd Quartile	18.5%	18.2%	33.3%	33.3%	23.1%
3rd Quartile	14.8%	18.2%	14.3%	6.7%	0.0%
4th Quartile	11.1%	9.1%	9.5%	6.7%	3.8%

Notes:

(1)
Closed to new investors.

(2)
Ranking is for the investor share class only; other classes may have different performance characteristics.

‡
The Fund's since PM-Inception ranking is not available.

MORNINGSTAR RATINGS™ AS OF MARCH 31, 2007

        The table below presents the Overall, Three-Year, Five-Year and Ten-Year Morningstar Ratings for each of the Janus Investment Funds. Morningstar is a nationally recognized organization that calculates fund ratings based on a risk-adjusted return measure that accounts for variation in a fund's monthly performance.

        The Overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with its three, five- and ten-year (if applicable) Morningstar Rating™ metrics.

        For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating™ based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund's monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10 percent of the funds in each category receive 5 stars, the next 22.5 percent receive 4 stars, the next 35 percent receive 3 stars, the next 22.5 percent receive 2 stars and the bottom 10 percent receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.) The data presented reflects past performance, which is no guarantee of future results.

		Overall Rating		Three-Year Rating		Five-Year Rating		Ten-Year Rating
Fund	Category	Stars	# of Funds	Stars	# of Funds	Stars	# of Funds	Stars	# of Funds
Janus Fund	Large Growth Funds	***	1390	****	1390	***	1118	***	454
Janus Enterprise Fund	Mid-Cap Growth Funds	****	829	*****	829	*****	679	**	274
Janus Growth and Income Fund	Large Growth Funds	*****	1390	****	1390	****	1118	*****	454
Janus Research Fund	Large Growth Funds	****	1390	****	1390	****	1118	****	454
Janus Orion Fund	Mid-Cap Growth Funds	*****	829	*****	829	*****	679		N/A
Janus Twenty Fund(1)	Large Growth Funds	*****	1390	*****	1390	*****	1118	****	454
Janus Venture Fund(1)	Small Growth Funds	****	621	****	621	****	513	***	220
Janus Triton Fund	Small Growth Funds		N/A		N/A		N/A		N/A
Janus Global Research Fund	Large Growth Funds		N/A		N/A		N/A		N/A
Janus Global Life Sciences Fund	Specialty-Health Funds	***	186	***	186	***	166		N/A
Janus Global Technology Fund	Specialty-Technology Funds	***	288	****	288	***	265		N/A
Janus Overseas Fund	Foreign Large Growth Funds	*****	201	*****	201	*****	176	****	74
Janus Worldwide Fund	World Stock Funds	**	412	*	412	*	344	**	158
Janus Global Opportunities Fund	World Stock Funds	**	412	*	412	**	344		N/A
Janus Balanced Fund	Moderate Allocation Funds	****	871	****	871	***	650	****	358
INTECH Risk-Managed Stock Fund	Large Blend Funds	*****	1589	*****	1589		N/A		N/A
Janus Fundamental Equity Fund	Large Blend Funds	*****	1589	*****	1589	****	1249	*****	530
Janus Contrarian Fund	Large Blend Funds	*****	1589	*****	1589	*****	1249		N/A
Janus Mid Cap Value Fund—Investor Shares(2)	Mid-Cap Value Funds	****	276	***	276	****	204		N/A

Janus Small Cap Value Fund—Investor Shares(1,2)	Small Value Funds	***	310	***	310	**	238	****	79
Janus Federal Tax-Exempt Fund	Muni National Long Funds	**	271	***	271	**	260	**	191
Janus Flexible Bond Fund	Intermediate-Term Bond Funds	***	947	***	947	****	779	***	390
Janus High-Yield Fund	High Yield Bond Funds	****	463	***	463	***	385	****	162
Janus Short-Term Bond Fund	Short-Term Bond Funds	***	377	***	377	***	261	***	159
Janus Smart Portfolio-Growth	Moderate Allocation Funds		N/A		N/A		N/A		N/A
Janus Smart Portfolio-Moderate	Moderate Allocation Funds		N/A		N/A		N/A		N/A
Janus Smart Portfolio-Conservative	Conservative Allocation Funds		N/A		N/A		N/A		N/A
Percent of funds rated 4 or 5 Stars		59.1%		59.1%		52.4%		53.3%

Notes:

(1)
Closed to new investors.

(2)
Ratings for this share class only; other classes may have different performance characteristics.

INTECH STANDARDIZED PERFORMANCE AS OF MARCH 31, 2007**

		Annualized Returns (%) for Periods Ended 3/31/07
Composite and Respective Index (Returns shown net of fees)	Inception Date	1 Year	3 Year	5 Year	10 Year	Since Inception
Enhanced Plus Composite	7/87	11.37	12.13	8.35	10.51	11.95
S&P 500® Index		11.83	10.05	6.27	8.20	10.63
Large Cap Growth Composite	7/93	3.78	8.21	7.45	13.50	14.80
S&P 500® / Citigroup Growth Index		8.07	6.73	3.32	6.68	9.86
Broad Large Cap Growth Composite	11/00	5.09	8.58	5.79	—	0.42
Russell 1000® Growth Index		7.06	7.02	3.48	—	(4.20)
Broad Enhanced Plus Composite	4/01	11.06	11.78	8.41	—	8.03
Russell 1000® Index		11.85	10.73	6.92	—	5.89
Enhanced Index Composite	4/98	10.46	10.67	6.87	—	5.62
S&P 500® Index		11.83	10.05	6.27	—	4.50
Large Cap Core Composite	8/01	9.73	13.07	9.49	—	7.97
S&P 500® Index		11.83	10.05	6.27	—	4.68
Broad Large Cap Value Composite	8/04	15.24	—	—	—	17.09
Russell 1000® Value Index		16.81	—	—	—	16.58
Global Core Composite	1/05	16.33	—	—	—	17.12
MSCI Developed World Index		16.00	—	—	—	14.71
Large Cap Value Composite	7/93	16.34	15.33	11.36	11.86	13.22
S&P 500® / Citigroup Value Index		15.62	13.38	9.17	9.28	11.26

**
Returns for periods greater than 1-year are annualized. Past performance cannot guarantee future results. Please see notes to performance on the following page.

        Your principal may be at risk during adverse market periods. Performance of the composite reflects reinvestment of dividends and other earnings. Portfolio results shown are the time-weighted rates of return using daily valuation. Net performance results are reduced by the maximum fee charged by INTECH for each product listed. Composites include all actual, fee-paying discretionary accounts with comparable investment objectives and risks under management for at least one month.

        The S&P 500®/Citigroup Growth Index is a capitalization-weighted index. The S&P 500/Citigroup style indices allow for overlap between growth and value. Approximately 1/3 of the market capitalization of the S&P 500 Index will represent pure growth and will be allocated to the growth index. Approximately 1/3 of the market capitalization of the S&P 500 Index will represent pure value and will be allocated to the value index. The remaining stocks that are neither pure growth nor pure value will be apportioned between the two style indices. The S&P 500/Citigroup style indices will be reconstituted annually. The annual reconstitution of the S&P 500/Citigroup style indices will occur annually on the 3rd Friday of December to coincide with futures and options expiration. From inception to 12/31/2005, the portfolio's benchmark was the S&P 500/Barra Growth Index (the "Barra Index"). During the period from 1/01/2006 to 3/31/2006, the benchmark return consisted partially of the return of the Barra Index and the S&P 500/Citigroup Growth Index (the "Citigroup Index") to resemble the portfolio's composition during the transitional period. The index data for the Large Cap Growth index above is representative of this change.

        The S&P 500®/Citigroup Value Index is a capitalization-weighted index. The S&P 500/Citigroup style indices allow for overlap between growth and value. Approximately 1/3 of the market capitalization of the S&P 500 Index will represent pure growth and will be allocated to the growth index. Approximately 1/3 of the market capitalization of the S&P 500 Index will represent pure value and will be allocated to the value index. The remaining stocks that are neither pure growth nor pure value will be apportioned between the two style indices. The S&P 500/Citigroup style indices will be reconstituted annually. The annual reconstitution of the S&P 500/Citigroup style indices will occur annually on the 3rd Friday of December to coincide with futures and options expiration. From inception to 12/31/2005, the portfolio's benchmark was the S&P 500/Barra Value Index (the "Barra Index"). During the period from 1/01/2006 to 3/31/2006, the benchmark return consisted partially of the return of the Barra Index and the S&P 500/Citigroup Value Index (the "Citigroup Index") to resemble the portfolio's composition during the transitional period. The index data for the Large Cap Value Composite above is representative of this change.

        MSCI Developed World Index is a free float-adjusted, market capitalization-weighted index that is designed to measure global developed market equity performance.

FUND PERFORMANCE AS OF MARCH 31, 2007

        The table below presents the average annual total returns for each of the funds in Janus Investment Fund ("JIF") for the 1-year, 3-year, 5-year, 10-year and Life of Fund periods. Differences between compared investments may include objectives, sales and management fees, liquidity, volatility, tax features and other features, which may result in differences in performance. A fund's performance may be affected by risks that include those associated with non-diversification, investments in foreign securities and emerging markets, non-investment grade debt securities, undervalued or overlooked companies, companies with relatively small market capitalizations and investments in specific industries or countries.

Janus Investment Fund ("JIF")

	Average Annual Total Returns (%) for Periods Ended 3/31/07(1)						Annual Expense Ratio as of 10/31/06
	Inception Date	1 Year	3 Year	5 Year	10 Year	Life of Fund	Gross	Net
Growth Funds
Janus Fund	2/70	8.12	8.39	3.46	6.47	13.73	0.91	—
Janus Twenty Fund(2)	4/85	11.90	13.97	9.55	10.02	13.39	0.92	—
Janus Research Fund(3)	5/93	12.11	10.33	6.42	9.97	12.73	0.98	—
Janus Orion Fund	6/00	10.85	17.61	12.01	—	0.53	1.01	—
Janus Enterprise Fund	9/92	9.86	14.81	11.30	9.44	11.59	1.00	—
Janus Venture Fund(2)	4/85	11.23	14.27	12.17	12.24	13.80	0.91	—
Janus Global Research Fund(3,4,5)	2/05	15.71	—	—	—	21.24	1.16	—
Janus Triton Fund(6)	2/05	4.65	—	—	—	18.74	1.11	—
Core Funds								—
Janus Growth and Income Fund	5/91	2.80	10.43	6.05	10.74	13.06	0.89	—
Janus Contrarian Fund(3,7)	2/00	20.38	21.94	16.08	—	11.07	0.95	—
Janus Balanced Fund	9/92	8.05	8.86	6.74	9.70	11.17	0.82	—
Janus Fundamental Equity Fund(8)	6/96	4.41	13.18	7.66	11.60	12.56	0.92	—
INTECH Risk-Managed Stock Fund(3,5,9)	2/03	9.34	12.42	—	—	17.98	0.92	—
International/Global Funds								—
Janus Overseas Fund(5,8,10)	5/94	26.45	28.86	19.99	13.94	15.26	0.92	—
Janus Worldwide Fund(3,5,11)	5/91	16.10	8.82	4.75	6.58	11.38	0.87	—
Janus Global Technology Fund(5,8)	12/98	4.22	7.36	3.28	—	3.83	1.13	—
Janus Global Life Sciences Fund(5,8)	12/98	(1.89)	7.11	4.66	—	9.25	1.02	—
Janus Global Opportunities Fund(5)	6/01	12.27	9.83	8.41	—	10.10	1.17	—
Value Funds								—
Janus Mid Cap Value Fund—Inv.(3,8,12)	8/98	13.65	14.09	12.40	—	17.56	0.97	—
Janus Small Cap Value Fund—Inv.(2,13)	10/87	8.44	10.88	9.01	14.44	14.40	1.05	—
Income Funds								—
Janus Flexible Bond Fund(8,14,15)	7/87	6.32	2.87	5.54	6.02	7.46	0.83	—
Janus High-Yield Fund(5,8,14,16)	12/95	10.72	7.99	8.26	7.03	8.43	0.94	0.92
Janus Short-Term Bond Fund(8,14,17,18)	9/92	4.91	2.60	3.29	4.61	4.68	1.07	0.66
Janus Federal Tax-Exempt Fund(14,17,19)	5/93	4.90	2.96	4.46	4.40	4.56	0.97	0.56
Asset Allocation Funds
Janus Smart Portfolio-Growth(20)	12/05	12.87	—	—	—	16.83	1.14	1.00
Janus Smart Portfolio-Moderate(20)	12/05	10.63	—	—	—	13.17	1.16	0.95
Janus Smart Portfolio-Conservative(20)	12/05	9.39	—	—	—	10.61	1.42	0.91

Data presented reflects past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Total return includes reinvestment of dividends and capital gains. Please see notes on pages S-47 and S-48.

Notes:

(1)
All figures unaudited.

(2)
Closed to new investors.

(3)
This Fund has a performance-based management fee that adjusts upward or downward based on the Fund's performance relative to an approved benchmark index over a performance measurement period.

(4)
Effective January 1, 2007, Janus Global Research Fund compares its performance to the Morgan Stanley Capital International ("MSCI") World Growth Index, and such benchmark index is used to calculate the Fund's performance-based adjustment to the investment advisory fee for periods after January 1, 2007.

(5)
Effective with purchases on and after May 15, 2007, a 2 percent redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

(6)
Janus Capital has contractually agreed to waive the Fund's total operating expenses (excluding brokerage commissions, interest, taxes, and extraordinary expenses) to a certain limit until at least March 1, 2008. The expense waiver shown reflects the application of such limit and is detailed in the Statement of Additional Information. Total returns shown include fee waivers, if any, and without such waivers, the Fund's total returns would have been lower.

(7)
The Fund held approximately 11.9 percent of its assets in Indian securities as of March 31, 2007 and the Fund has experienced significant gains due, in part, to its investments in India. While holdings are subject to change without notice, the Fund's returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in India.

(8)
The Fund will invest at least 80 percent of its net assets in the type of securities described by its name.

(9)
For certain periods, the Fund's performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

(10)
The Fund held approximately 15.0 percent of its assets in Brazilian securities as of March 31, 2007 and the Fund has experienced significant gains due, in part, to its investments in Brazil. While holdings are subject to change without notice, the Fund's returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in Brazil.

(11)
For the period from July 1, 2006 through January 31, 2007, Janus Capital has contractually agreed to waive its right to receive a portion of the management fee, at the annual rate of up to 0.15 percent of average daily net assets, under certain conditions. For more details please call 877-33-JANUS (52687) for a prospectus supplement.

(12)
Returns shown for Janus Mid Cap Value Fund prior to April 21, 2003 are those of Berger Mid Cap Value Fund.

(13)
Returns shown for Janus Small Cap Value Fund prior to April 21, 2003 are those of Berger Small Cap Value Fund.

(14)
As of May 31, 2007, the 30-day SEC Yield was 4.26 percent on Janus Federal Tax-Exempt Fund, 4.79 percent on Janus Flexible Bond Fund, 6.89 percent on Janus High-Yield Fund and 4.66 percent on Janus Short-Term Bond Fund.

(15)
Effective May 15, 2007, Ron Speaker will no longer be the Portfolio Manager of Janus Flexible Bond Fund, and Gibson Smith and Darrell Watters will be the Fund's Co-Portfolio Managers.

(16)
Janus Capital has contractually agreed to waive the Fund's operating expenses (excluding any expenses for brokerage commissions, interest, taxes, and extraordinary expenses) to a certain limit until at least March 1, 2008. The expense waiver is detailed in the Statement of Additional Information. Total returns and yields shown include fee waivers, if any, and without such waivers, the Fund's yield and total returns would have been lower.

(17)
Janus Capital has contractually agreed to waive Janus Short-Term Bond Fund and Janus Federal Tax-Exempt Fund's total operating expenses to levels indicated in the prospectus for that fund until at least March 1, 2008. Without such waivers, Janus Short-Term Bond Fund and Janus Federal Tax-Exempt Fund's yield as of March 31, 2007 would have been 4.28 percent and 3.71 percent, respectively and total returns would have been lower.

(18)
Effective May 15, 2007, Gibson Smith will no longer be the Portfolio Manager of Janus Short-Term Bond Fund, and Jason Groom and Darrell Watters will be the Fund's Co-Portfolio Managers.

(19)
Income may be subject to state or local taxes and to a limited extent certain federal tax. Capital gains are subject to federal, state and local taxes.

(20)
Janus Capital has contractually agreed to waive each Portfolio's total operating expenses (excluding any expenses of an underlying fund, brokerage commissions, interest, taxes, and extraordinary expenses) to certain limits until at least March 1, 2008. For a period of three years subsequent to the Portfolios' commencement of operations, Janus Capital may recover from each Portfolio, fees and expenses previously waived or reimbursed if that Portfolio's expense ratio, including recovered expenses, falls below the respective expense limit. The expense waivers are detailed in the Statement of Additional Information. Total returns shown include fee waivers and without such waivers total returns would have been lower.

PROSPECTUS

JANUS CAPITAL GROUP INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  common stock;

  •
  preferred stock; and

  •
  debt securities.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. A prospectus supplement may also add to or update information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol of "JNS." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in our securities involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission, or the SEC, on February 26, 2007, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and/or risk factors, if any, set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as referenced on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2007.

ABOUT THIS PROSPECTUS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, or any documents incorporated by reference therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, "we," "us," "our," and "Janus" refer to Janus Capital Group Inc. and its subsidiaries, unless otherwise specified.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities in one or more offerings described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update. We urge you to read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning below.

RISK FACTORS

        You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information, with the SEC. These reports, proxy statements and other information can be read and copied upon payment of a duplication fee at the SEC's Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or through the Investor Relations section of our website (http://ir.janus.com). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed (but not information that is furnished) with the SEC subsequent to the initial filing of the registration statement and prior to the termination of the offering of the securities will automatically be deemed to update and supersede this information. The following documents have been filed by us (File No. 001-15253) with the SEC and are incorporated by reference into this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 26, 2007;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 1, 2007;

  •
  Current Reports on Form 8-K filed with the SEC on January 25, 2007 (other than Item 2.02, which was furnished and is not incorporated herein by reference), February 5, 2007, March 14, 2007, May 4, 2007, May 24, 2007 and June 4, 2007;

  •
  The description of our capital stock set forth in our Registration Statement on Form 10, filed on June 15, 2000 (File No. 001-15253), as amended on February 28, 2005 and including any additional amendments or reports filed for the purpose of updating such information; and

  •
  Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2007.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are, incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to our principal executive office, located at: Janus Capital Group, Inc., 151 Detroit Street, Denver, Colorado 80206, (303) 691-3905, Attention: Investor Relations.

FORWARD-LOOKING INFORMATION

        Certain information included or incorporated by reference in this document may be deemed to be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications from time to time that contain such statements. Forward-looking statements include statements as to industry trends and our future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by our management. These statements are often identified by the use of words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "should," "estimate" or "continue," and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to our management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the risks described under the caption "Risk Factors" in any applicable prospectus supplement and any risk set forth in our other filings with the SEC that are incorporated by reference into this prospectus or any applicable prospectus supplement. You should carefully consider these factors before investing in our securities. Such forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	6.7x	7.9x	7.0x	5.8x	6.6x	12.8x	5.0x

        These ratios include Janus and its subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more series. Any debt securities offered hereby will be unsecured obligations of Janus. Any debt securities will be either our senior unsecured obligations issued in one or more series and referred to herein as the "senior debt securities," or our subordinated unsecured obligations issued in one or more series and referred to herein as the "subordinated debt securities." Any senior debt securities will be issued pursuant to an indenture dated as of November 6, 2001 between Janus and The Bank of New York Trust Company, N.A. as successor to The Chase Manhattan Bank. Any subordinated debt securities will be issued under an indenture to be entered into by and between Janus and The Bank of New York Trust Company, N.A.

        This section summarizes the general terms and provisions of the debt securities that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of any series of debt securities offered. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

        Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the applicable indenture. This summary is not complete and is qualified by the applicable indenture. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of debt securities. The senior indenture and a Form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain a copy of the indentures.

General

        The senior debt securities will rank equal in right of payment to all other unsecured and unsubordinated indebtedness of Janus. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt securities and the senior indebtedness of Janus, as described below under "Subordinated Indenture—Subordination Provisions."

        You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the applicable indenture, in a supplemental indenture or in an officer's certificate (as permitted by the applicable indenture) and may include the following, as applicable to the series of debt securities offered thereby:

  •
  the title of the debt securities;

  •
  whether the debt securities will be senior debt securities or subordinated debt securities of Janus;

  •
  the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

  •
  whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

  •
  the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

  •
  the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

  •
  the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

  •
  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  the date or dates from which any interest will accrue or how such date or dates will be determined;

  •
  the interest payment dates and the record dates for these interest payments;

  •
  whether the debt securities are redeemable at our option;

  •
  whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

  •
  the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer Form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

  •
  the currency or currencies of the debt securities;

  •
  whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

  •
  the place or places, if any, other than or in addition to the City of New York, for payment, transfer, conversion and/or exchange of the debt securities;

  •
  the denominations in which the offered debt securities will be issued;

  •
  the applicability of the provisions of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions;

  •
  material federal income tax considerations that are specific to the series of debt securities offered;

  •
  any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

  •
  whether the applicable indenture contains any changes or additions to the events of default or covenants described in this prospectus;

  •
  whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange; and

  •
  any other terms specific to the series of debt securities offered.

        Unless we indicate differently in the applicable prospectus supplement, the indentures pursuant to which the debt securities are issued will not contain any provisions that give you protection in the event we issue a large amount of debt, or in the event that we are acquired by another entity.

Redemption

        If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

  •
  the redemption prices (or method of calculating the same);

  •
  the redemption period (or method of determining the same);

  •
  whether such debt securities are redeemable in whole or in part at our option; and

  •
  any other provisions affecting the redemption of such debt securities.

Conversion and Exchange

        If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

  •
  the conversion price or exchange ratio (or the method of calculating the same);

  •
  the conversion or exchange period (or the method of determining the same);

  •
  whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

  •
  the events requiring an adjustment of the conversion price or the exchange ratio; and

  •
  any other provisions affecting conversion or exchange of such debt securities.

Form And Denomination Of Debt Securities

  Denomination of Debt Securities

        Unless we indicate differently in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and integral multiples thereof.

  Registered Form

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

  Bearer Form

        We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders Of Registered Debt Securities

  Book-Entry Holders

        We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary's book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

        Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system, or that holds an interest through a participant in the depositary's book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

  Street Name Holders

        In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in "street name." Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

        For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

  Legal Registered Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal registered holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal registered holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

        For example, once we make a payment or give a notice to the legal registered holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the legal registered holders, and not the indirect holders, of the debt securities. Whether and how the legal registered holders contact the indirect holders is up to the legal registered holders.

        Notwithstanding the above, when we refer to "you" or "your" in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal registered holders or only indirect holders of the debt securities offered. When we refer to "your debt securities" in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

        If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for its consent, as a legal registered holder of the debt securities, if ever required;

  •
  if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal registered holder of such debt securities;

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole legal registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

  Special Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the legal registered holder of the debt securities represented by such global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under "—Special Situations When a Global Security Will Be Terminated."

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "—Holders of Registered Debt Securities" above.

  •
  An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

  •
  An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary's actions or for the depositary's records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

  •
  DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.

  Special Situations When A Global Security Will Be Terminated

        In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as "certificated" debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under "—Holders of Registered Debt Securities" above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

  •
  if we notify the trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

        The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal registered holders of those debt securities.

Form, Exchange And Transfer Of Registered Securities

        If we cease to issue registered debt securities in global form, we will issue them:

  •
  only in fully registered certificated form; and

  •
  unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

        Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the trustee's office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holders proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

        If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

        On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee's records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee's records, is also known as the "record date." The record date will usually be about two weeks in advance of the interest due date.

        Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments On Global Securities

        We will make payments on a global security directly to the depositary, or its nominee, by wire transfer of immediately available funds or other acceptable means and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "—Global Securities" above.

Payments On Certified Securities

        We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee's records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

        Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee's records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

        If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

Events Of Default

        You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

  What Is An Event of Default?

        Unless otherwise specified in the applicable prospectus supplement, the term "Event of Default" with respect to the debt securities offered means any of the following:

  •
  We do not pay the principal of, or any premium on, the debt security on its due date.

  •
  We do not pay interest on the debt security within 30 days of its due date.

  •
  We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

  •
  We remain in breach of a covenant with respect to the debt securities for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the debt securities of the affected series.

  •
  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

  •
  Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable indenture, occurs.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.

  Remedies If An Event Of Default Occurs

        If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series.

        The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee is not required to take any action under the applicable indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

        Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

  •
  You must give your trustee written notice that an Event of Default has occurred and remains uncured.

  •
  The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

  •
  The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

  •
  The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

        Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

        Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

  •
  the payment of principal, or any premium or interest, on the affected series of debt securities; or

  •
  a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE, AND HOW TO DECLARE OR RESCIND AN ACCELERATION OF MATURITY ON THEIR DEBT SECURITIES.

        With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

Merger Or Consolidation

        Unless otherwise specified in the applicable prospectus supplement, the terms of the indentures will generally permit us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

  •
  in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the debt securities;

  •
  the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt securities; and

  •
  we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Modification Or Waiver

        There are three types of changes we can make to any indenture and the debt securities issued thereunder.

  Changes Requiring Your Approval

        First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the applicable indenture, without your specific approval, we may not:

  •
  change the stated maturity of the principal of, or interest or any additional amounts on, your debt securities;

  •
  reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

  •
  reduce the amount of principal payable upon acceleration of maturity of your debt securities;

  •
  make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the applicable indenture;

  •
  change the place or currency of payment on your debt securities;

  •
  impair your right to sue for payment on your debt securities;

  •
  if your debt securities are subordinated debt securities, modify the subordination provisions in the applicable indenture in a manner that is adverse to you;

  •
  reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the applicable indenture;

  •
  reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults of the applicable indenture; or

  •
  modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities.

  Changes Not Requiring Your Approval

        There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

  Changes Requiring Majority Approval

        Subject to the provisions of the applicable indenture, any other change to, or waiver of, any provision of an indenture and the debt securities issued pursuant thereto would require the following approval:

  •
  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

  •
  If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities all series affected by the change, with all affected series voting together as one class for this purpose.

  •
  Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

        In each case, the required approval must be given in writing.

Further Details Concerning Voting

        When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

  •
  For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

  •
  For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the formula described in the prospectus supplement relating to such debt securities.

  •
  For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

        Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under "—Defeasance—Full Defeasance."

        We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee's records as holders of the debt securities of the relevant series on such record date.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEIR APPROVAL OR WAIVER MAY BE GRANTED OR DENIED IF WE SEEK THEIR APPROVAL TO CHANGE OR WAIVE THE PROVISIONS OF AN APPLICABLE INDENTURE OR OF THEIR DEBT SECURITIES.

Defeasance

        If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may elect either:

  •
  to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as "covenant defeasance"); or

  •
  to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as "full defeasance").

Covenant Defeasance

        In the event of covenant defeasance, you would lose the protection of some of the covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

        Subject to the provisions of the applicable indenture, to accomplish covenant defeasance with respect to the debt securities offered:

  •
  We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

  •
  No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

  •
  We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

  •
  We must deliver to the trustee of such debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

  •
  We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the applicable indenture.

  •
  We must deliver to the trustee of your debt securities an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the applicable indenture, had been complied with.

        If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

Full Defeasance

        If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

        Subject to the provisions of the applicable indenture, in order to accomplish full defeasance with respect to the debt securities offered:

  •
  We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

  •
  No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

  •
  We must deliver to the trustee of such debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

  •
  We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

  •
  We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the applicable indenture.

  •
  We must deliver to the trustee of your debt securities an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the applicable indenture, had been complied with.

Senior Indenture Provisions

        The senior debt securities will be issued under the senior indenture. The senior indenture is an Exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of senior debt securities will be set forth in an officer's certificate or supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and senior indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the senior indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the senior indenture as supplemented by any officers' certificate or supplemental indenture that is applicable to you because that senior indenture, as supplemented, and not this section, defines your rights as a holder of the senior debt securities.

Subordinated Indenture Provisions

        The subordinated debt securities will be issued under the subordinated indenture. The form of the subordinated indenture is an Exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of subordinated debt securities will be set forth in the subordinated indenture, as supplemented by an officers' certificate or supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and subordinated indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the subordinated indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the subordinated indenture as supplemented by any officers' certificate or supplemental indenture that is applicable to you because that subordinated indenture, as supplemented, and not this section, defines your rights as a holder of the subordinated debt securities.

Subordination

        Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, as supplemented, in right of payment to the prior payment in full of all of our senior indebtedness. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior indebtedness has been made or duly provided for in money or money's worth.

        Notwithstanding the foregoing, unless all of our senior indebtedness has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior indebtedness or a person acting on their behalf, to be applied toward the payment of all our senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full. Subject to the payment in full of all our senior indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness.

        By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

        When we refer to "senior indebtedness" in this prospectus, we are referring to the principal of (and premium, if any) and unpaid interest on:

  •
  our indebtedness (including indebtedness of others guaranteed by us), other than subordinated debt securities issued under a subordinated indenture, whenever created, incurred, assumed or guaranteed, or money borrowed, unless the instrument creating or evidencing such indebtedness or under which such indebtedness is outstanding provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

  •
  renewals, extensions, modifications and refundings of any of such indebtedness.

        If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Information Concerning The Trustee

        The Bank of New York Trust Company, N.A., as successor to The Chase Manhattan Bank, is the trustee under the indentures. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 1,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Of the 10,000,000 shares of preferred stock authorized, 1,000,000 are designated as Series A Preferred Stock. As of April 26, 2007, there were 185,409,974 shares of our common stock, $.01 par value per share, issued and outstanding. No shares of preferred stock were issued and outstanding as of that date.

        The following are brief summaries of certain material provisions of our amended and restated certificate of incorporation and bylaws. These summaries do not purport to be complete, and are subject to and are qualified in their entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

Description Of Common Stock

        We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our amended and restated certificate of incorporation, we are authorized to issue up to 1,000,000,000 shares of our common stock, par value $.01 per share. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

        The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of our common stock outstanding have the power to elect all of our board of directors. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the stockholders in the liquidation, dissolution or winding up of Janus and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Description Of Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to issue, from time to time, up to 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, subject to certain limitations prescribed by law. Our board of directors is authorized to fix or alter from time to time the designations, limitations or restrictions of each series of our preferred stock, including:

  •
  dividend rights;

  •
  dividend rates;

  •
  conversion rights;

  •
  voting rights;

  •
  liquidation preferences;

  •
  the designation of each series; and

  •
  the number of shares constituting each series.

        Because this section is a summary, it does not describe every aspect of the series of preferred stock that we may offer. We urge you to read our amended and restated certificate of incorporation and the certificate of designation creating your preferred stock because they, and not this description, define your rights as a holder of our preferred stock. We have filed our amended and restated certificate of incorporation and will file the certificate of designation creating your preferred stock with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below.

General Terms

        Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

        You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

  •
  the title and stated value of the preferred stock;

  •
  the number of shares of the preferred stock offered;

  •
  the liquidation preference and the offering price of the preferred stock;

  •
  the dividend rates of the preferred stock and/or methods of calculation of such dividends;

  •
  periods and/or payment dates for the preferred stock dividends;

  •
  whether dividends on the preferred stock are cumulative;

  •
  the liquidation rights of the preferred stock;

  •
  the procedures for any auction and remarketing, if any, of the preferred stock;

  •
  the sinking fund provisions, if applicable, for the preferred stock;

  •
  the redemption provisions, if applicable, for the preferred stock;

  •
  whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

  •
  whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

  •
  whether the preferred stock will be listed on any securities exchange;

  •
  whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

  •
  any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our stockholders is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue shares without seeking stockholders' approval.

        Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our company. Our board of directors would make any determination to issue such shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our company, including tender offers or other transactions that some, or a majority, of our stockholders might believe to be in their best interests, or in which our stockholders might receive a premium for their stock over the then current market price of such stock.

Series A Preferred Stock

        Our board of directors designated 1,000,000 shares of our preferred stock as Series A Preferred Stock. No shares of Series A Preferred Stock are currently outstanding. The shares of Series A Preferred Stock are reserved for issuance upon the exercise of rights described below under "—Certain Antitakeover Effects—Shareholders' Rights Plan." The following is a summary of some of the material terms of our Series A Preferred Stock:

  •
  Rank.  Our Series A Preferred Stock ranks equal in right of payment to all other series of our preferred stock, unless the terms of such other series of preferred stock provide otherwise, and are not redeemable.

  •
  Dividends.  Holders of shares of our Series A Preferred Stock are entitled to receive dividends, as, when and if declared by our board of directors, prior to the payment of any dividends on shares ranking junior to the Series A Preferred Stock. With respect to each share of Series A Preferred Stock, such holders are entitled to receive, out of funds legally available for the payment of dividends, cash dividends, payable quarterly, equal to the greater of $10.00 or 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount of all non-cash dividends declared on our common stock, subject to adjustment and certain exceptions. Dividends payable on the Series A Preferred Stock are cumulative and any accrued but unpaid dividend will not bear interest. Additionally, if any dividends or other distributions payable on our Series A Preferred Stock are in arrears, we are restricted from making certain declarations or payments of dividends on shares of stock junior to the Series A Preferred Stock, distributions, redemptions, purchases or other acquisitions of shares of Series A Preferred Stock or any shares of stock ranks equal in right of payment to the Series A Preferred Stock other than in the manner prescribed in the certificate of designation of the Series A Preferred Stock and until all such accrued and unpaid dividends or other distributions have been paid in full.

  •
  Voting Rights.  Holders of shares of the Series A Preferred Stock vote with the holders of our common stock as one class. Each 1/1000th share of Series A Preferred Stock entitles its holder to one vote on all matters voted on at a stockholders' meeting, subject to adjustment.

  •
  Liquidation, Dissolution or Winding Up.  We will not make any distribution on any shares of our capital stock ranking junior to the Series A Preferred Stock in the event of any liquidation, dissolution or winding up of Janus, unless the holders of our Series A Preferred Stock have received an amount equal to 1,000 times the aggregate amount to be distributed per share to the holders of our common stock, subject to adjustment.

Certain Antitakeover Effects

        Our amended and restated certificate of incorporation, bylaws, shareholders' rights plan and the Delaware General Corporation Law ("DGCL") include provisions that may delay, deter or prevent a future takeover or change in control of Janus unless the transaction is approved by our board of directors. These provisions may also render the removal of our directors more difficult and may adversely affect the market price of our common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will encourage our long-term growth without facing the possibility of disruptions that may be caused by the threat of a takeover that is not deemed by our board to be in the best interests of our stockholders.

Board Of Directors

        Our amended and restated certificate of incorporation provides that the number of directors on our board will be determined by a majority of our board of directors, but cannot be fewer than three or more than eighteen. Our amended and restated certificate of incorporation divides our board of directors into three classes, as equal in number as possible, serving staggered, three-year terms. As a result, approximately one-third of our board of directors will be elected each year, and it would take at least two elections of directors for any individual or group to gain control of our board of directors.

        Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on our board resulting from death, resignation, retirement, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until he or she or his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. No decrease in the number of directors constituting our board shortens the term of any incumbent director. Any director may be removed from office only for cause by the affirmative vote of the holders of the majority of our voting stock; provided, however, that on or after the day that someone becomes an interested stockholder (as defined in our amended and restated certificate of incorporation), a director may be removed from office for cause only by the affirmative vote of at least 70% of the holders of our voting stock. These provisions prevent a third party from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees. These provisions also prevent a third party from enlarging our board of directors and filling new directorships with its own nominees. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

No Stockholder Action By Unanimous Written Consent; Limitations On Call Of Special Meetings

        Our amended and restated certificate of incorporation and bylaws provide that stockholder action must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Except as otherwise required by law, special stockholder meetings may be called only by the chairman of our board of directors, our chief executive officer or president pursuant to a resolution approved by a majority of our board of directors. These provisions may have the effect of delaying any consideration of a stockholder proposal until the next annual meeting of stockholders unless a special stockholder meeting is called.

Advance Notice Requirements For Stockholder Proposals And Director Nominations

        Our bylaws contain provisions that require that stockholders give us prior notice of their intent to either nominate a director or submit a proposal for consideration at the annual meeting of stockholders. Our bylaws provide that we must receive notice from our stockholders not later than

90 days or earlier than 120 days prior to the anniversary date of the first mailing of our proxy statement for the immediately preceding year's annual meeting of stockholders. Notices from the stockholders must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and information concerning the stockholder submitting the proposal. The chairperson of the meeting has the power to determine if business is properly brought before the meeting.

        Our advance notice procedures give our board of directors an opportunity to consider the qualifications of the proposed nominees and to inform stockholders of business to be conducted at annual meetings. Such procedures may also have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed.

Amendments; Business Combinations

        In our amended and restated certificate of incorporation, our board of directors has reserved the right to amend, alter, change or repeal any provisions contained in our amended and restated certificate of incorporation in the manner prescribed by the DGCL, and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 70% of our voting stock, voting together as a single class, shall be required to amend, alter, change or repeal certain additional provisions of our amended and restated certificate of incorporation and that on and after the day that someone becomes an interested stockholder the affirmative vote of the holders of at least 70% of our voting stock is required to amend, alter, change or repeal certain other provisions of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation further provides that provisions of our bylaws (including the stockholder notice procedure) may be adopted, amended or repealed by our entire board of directors or our stockholders; provided, however, that on and after the day that someone becomes an interested stockholder, the affirmative vote of the holders of at least 70% of our voting stock is required to adopt, amend or repeal, by stockholder action, any provisions of our bylaws. In addition, the affirmative vote of at least 70% of our voting stock, voting together as a single class, is required to enter into certain business combinations (defined broadly to include mergers, consolidations, certain sales or other, dispositions of assets, and certain transactions that would increase certain interested stockholders percentage ownership in our company) with an interested stockholder or its affiliates.

Expanded Considerations By Janus' Board Of Directors When Evaluating Certain Transactions

        Our amended and restated certificate of incorporation provides that our board of directors, when evaluating a tender offer, exchange offer, merger, consolidation or offer to purchase all, or substantially all, of our properties and assets made by another party, may consider expanded factors, including, without limitation, certain social and economic effects on our present and future customers and employees and those of its subsidiaries, including the impact on investment companies advised or managed by any of our subsidiaries, the social and economic effect on the communities in which we are located or operated, our ability to fulfill our corporate objectives, and the consideration being offered in relation to the current market price of our outstanding shares of capital stock, in relation to our current value in a freely negotiated transaction and in relation to our board of directors' estimate of our future value (including the unrealized value of our properties and assets) as an independent going concern.

Delaware Business Combination Statute

        We are subject to the provisions of Section 203 of the DGCL. The DGCL generally prohibits a publicly held company from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless:

  •
  the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder was approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

  •
  the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

  •
  the business combination is approved by a majority of the corporation's board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special stockholders' meeting.

        A business combination includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire Janus.

Limitation on Liability

        Our amended and restated certificate of incorporation requires that we indemnify our officers, directors, employees, agents, trustee, committee members or representatives and any person of any other company or entity who is or was serving at our request as an officer, director, employee, agent, trustee, committee member or representative to the fullest extent permitted under the DGCL. Our directors are not personally liable to our stockholders or us for monetary damages resulting from a breach of fiduciary duty as a director, except under certain circumstances.

Shareholders' Rights Plan

        On June 14, 2000, we and UMB Bank, N.A., entered into a Shareholders' Rights Plan, as amended on February 23, 2005 and October  2, 2006. Effective October  2, 2006, UMB Bank, N.A. was replaced as rights agent by Wells Fargo Bank, N.A. In connection with the rights plan, our board of directors declared a dividend with respect to each share of our common stock issued and outstanding at the close of business on June 28, 2000, and authorized the issuance of one right in respect of each share issued between June 28, 2000 and the earlier of the date on which any of such rights under the plan become exercisable or the expiration date of such rights. The rights entitle their holder (other than those held by an acquiring person) to purchase 1/1000ths of a share of our Series A Preferred Stock or, under certain circumstances, other securities of Janus, including our common stock, having a market value equal to twice the exercise price of the rights.

        The following is a summary of certain material provisions of the rights plan, but does not restate the rights plan in its entirety. The following summary is subject to, and is qualified in its entirety by reference to, all the provisions of the rights plan, as amended to date. See "Where You Can Find More Information."

  •
  Exercise of Rights.  Unless a later date is determined to be applicable by our board of directors, and subject to certain conditions, the rights issued pursuant to the rights plan are not exercisable until the earlier to occur of:

  (1)
  ten days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; or

    (2)
    ten days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or groups owning 15% or more of the outstanding shares of our common stock.

        Upon the earlier to occur of the two events described above, such rights become exercisable by their holders, in whole or in part, at any time thereafter by the timely surrender to the rights agent of a certificate representing such rights and an amount representing the purchase price for the total number of shares of preferred stock or other securities as to which such rights are exercised. Under certain circumstances, if we were involved in a merger or consolidation and were not the surviving entity, or if we were to dispose of more than 50% of our assets or earning power, the rights would also entitle their holders, other than an acquiring person or group, to purchase securities in the surviving entity having a market value of two times the exercise price of such rights.

        Notwithstanding the above, under the rights plan, our board of directors may designate certain offers for all outstanding shares of our common stock as permitted offers, and prevent the rights from being triggered under such circumstances. Our board of directors also has the option to redeem all such rights at a nominal cost.

  •
  Transfer Of Rights.  Prior to occurrence of the earlier of the two events described above, such rights will be evidenced only by certificates of our common stock and not separate rights certificates, and such rights will not be transferable separately from the shares of common stock to which such rights are attached. The rights will not at any time be transferable to any person or group who beneficially owns or who will, whether as a result of such transfer or in connection with certain related transactions, beneficially own 15% or more of the outstanding shares of our common stock, subject to certain exceptions.

  •
  Expiration.  The rights expire on June 14, 2010, unless earlier redeemed by us or, prior to that date, we consummate a transaction pursuant to certain permitted offers.

  •
  Supplements and Amendments.  We may direct the rights agent to supplement or amend any provision of the rights plan without the consent of any holders of such rights prior to the occurrence of the earlier of the two events described above, subject to certain conditions. Thereafter, the rights plan may only be amended without the consent of the holders of such rights to cure any ambiguity, to correct or supplement any provision that is defective or inconsistent with any other provision of the rights plan, to shorten or lengthen any provision relating to time periods in the rights plan, or to change or supplement any provision of the rights plan so long as such amendment or supplement does not adversely affect the holders, other than an acquiring person or group, of such rights. However, we may not at any time supplement or amend the rights plan so as to change the redemption price of the rights, the purchase price payable by the holders of the rights upon an exercise of such rights or the number of 1/1000ths of a share of preferred stock or other securities for which a right is exercisable.

        Our rights plan is intended to encourage a potential acquiring person or group to negotiate directly with our board of directors. It may also delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent

        The transfer agent and registrar of our common stock is Wells Fargo Bank, N.A.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus in one or more of the following ways from time to time:

  •
  to or through underwriters or dealers for resale to the purchasers;

  •
  directly to purchasers;

  •
  through agents or dealers to the purchasers; or

  •
  through a combination of any of these methods of sale.

        In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        A prospectus supplement with respect to each series of securities will include, to the extent applicable:

  •
  the terms of the offering;

  •
  the name or names of any underwriters, dealers, remarketing firms or agents and terms of any agreement with such parties including the compensation, fees or commissions received by and the amount of securities underwritten, purchased or remarketed by each of them, if any;

  •
  the public offering price or purchase price of the securities and an estimate of the net proceeds to be received by us, as applicable, from any such sale;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  the anticipated delivery date of the securities, including any delayed delivery arrangements, and any commissions we may pay for solicitation of any such delayed delivery contracts;

  •
  that the securities are being solicited and offered directly to institutional investors or others;

  •
  any discounts or concessions to be allowed or reallowed or to be paid to agents or dealers; and

  •
  any securities exchange on which the securities may be listed.

        Any offer and sale of the securities described in this prospectus by us, any underwriters or other third parties described above may be effected from time to time in one or more transactions, including, without limitation, privately negotiated transactions, either:

  •
  at a fixed public offering price or prices, which may be changed;

  •
  at market prices prevailing at the time of sales;

  •
  at prices related to prevailing market prices at the time of sale; or

  •
  at negotiated prices.

        Offerings of securities covered by this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

  •
  on or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

  •
  to or through a market maker otherwise than on the NYSE or such other securities exchanges or quotation or trading services.

        Such at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

        In addition, we may sell some or all of the securities covered by this prospectus through:

  •
  purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

  •
  block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

        Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, of the securities so offered and sold.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in any such outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in any event of default in the case of a pledge, sell the pledged securities using this prospectus and the applicable prospectus supplement. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities covered by this prospectus.

        Any offers to purchase the securities covered by this prospectus may be solicited, and any sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities.

        The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us.

        If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. We generally expect that any agent will be acting on a best efforts basis for the period of its appointment.

        As one of the means of direct issuance of securities, we may utilize the service of an entity through which we may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

        If underwriters are used in any sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        Underwriters, dealers, agents and remarketing firms may at the time of any offering of securities be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

        Each series of securities will be a new issue of securities and will have no established trading market other than our common stock, which is listed on the NYSE. We intend that any common stock sold pursuant to this prospectus will be listed on the NYSE, upon official notice of issuance. The securities, other than our common stock, may or may not be listed on a national securities exchange or foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

        Any underwriters to whom securities covered by this prospectus are sold by us for public offering and sale, if any, may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

        In compliance with the guidelines of the National Association of Securities Dealers, Inc., or the NASD, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

        Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$750,000,000

$                            % Notes due 2012

$                            % Notes due 2017

P R O S P E C T U S  S U P P L E M E N T

                        , 2007

Citi

Merrill Lynch & Co.

Banc of America Securities LLC

JPMorgan

UBS Investment Bank